Exhibit 10.5

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of October, 2015, by and between TRIBRIDGE CO-INVEST 29, LLC, a Georgia limited liability company (“Seller”) and BR-TBR LAKE BOONE NC VENTURE, LLC, a Delaware limited liability company (“Buyer”), and is joined in as to certain matters by TBR LAKE BOONE OWNER, LLC, A GEORGIA LIMITED LIABILITY COMPANY, AS TRUSTEE UNDER THE TBR LAKE BOONE TRUST AGREEMENT DATED DECEMBER 20, 2012 (“Current Owner”).

WITNESSETH THAT:

WHEREAS, Current Owner owns that certain real property described on Exhibit “A” attached hereto (the “Original Parcel”);

WHEREAS, TriBridge, an affiliate of Current Owner and Seller, has applied to the City of Raleigh, North Carolina (the “City”) for preliminary subdivision approval of the Original Parcel into legally permissible lots (the "Original Parcel Subdivision") as depicted on the preliminary subdivision plat (the “Preliminary Plat”) set forth on Exhibit “B-1” attached hereto, with the lots identified as Lot 5 and Lot 6 on such Preliminary Plat and as described by metes and bounds on Exhibit “B-2” attached hereto being hereinafter collectively referred to as the "Land." The lots identified as Lots 1 through 4 and Lots 7 through 12 in Exhibit "B-1" shall hereinafter collectively be referred to as “Current Owner’s Retained Land.” For the avoidance of doubt, Current Owner’s Retained Land shall be retained by Current Owner and is not included in the contribution as set forth herein;

WHEREAS, in connection with the Original Parcel Subdivision, the City has granted approval (with conditions) to TriBridge’s subdivision plan (and the Preliminary Plat) in accordance with that certain Official Notice of Preliminary Subdivision Plan Decision, dated May 18, 2015, a copy of which is attached hereto as Exhibit "B-3" and by this reference made a part hereof ("Preliminary Subdivision Approval");

WHEREAS, pursuant to the Operating Agreement of Seller dated effective as of the Disbursement Closing Date (as defined below) (the “Seller Operating Agreement”), on the Disbursement Closing Date, Current Owner’s beneficial owners shall contribute their interests in the Property to Seller and shall cause the Property to be conveyed to Seller, on and subject to the terms and conditions set forth therein; and

WHEREAS, upon the contribution of the Property to Seller, Seller wishes in turn to immediately contribute all of its interest in the Property to Buyer and convey the Property to BR-TBR Owner (as defined below), but only upon the terms and conditions hereinafter set forth. Notwithstanding the use of the defined terms “Seller” and “Buyer,” the parties acknowledge and agree that the transaction that is the subject of this Agreement is a contribution of property, rather than a purchase and sale.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the Earnest Money, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.  Definitions and Exhibits.

1.1          Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

Affiliate. Affiliate means (i) in the case of an individual, any relative (by blood, adoption or marriage) of such Person; (ii) any Person, directly or indirectly controlling, controlled by or under common control with the specified Person; (iii) any Person owning or controlling ten percent (10%) or more of the membership interests or outstanding voting securities of such specified Person; (iv) any employee, partner, officer, director, member or trustee of such specified Person; and (v) if any Person who is an Affiliate is an employee, partner, officer, director, member or trustee of another Person, such other Person. For purposes of this definition, the term “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect on an exclusive or non-exclusive basis, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise, subject to customary voting rights of majority interest holders.

Agreement. This Contribution Agreement.

Anti-Terrorism Law means U.S. Executive Order 13224, as amended; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06 et seq.; the Iraqi Sanctions Act, Pub.L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act Pub. L. 104-132, 110 Stat. 1214; the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597.

Bluerock Member means BR Lake Boone JV Member, LLC, a Delaware limited liability company.

BR-TBR Owner means BR-TBR Lake Boone NC Owner, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer.

Business Days. Business Days are weekdays excluding Federal or State of North Carolina or State of New York official holidays.

Closing. The closing and consummation of the contribution of the Property pursuant hereto, which shall occur at the Disbursement Closing. Unless otherwise expressly referenced herein to the contrary, the term “Closing” shall mean the Disbursement Closing and not the Dry Closing.

Closing Date. The date on which the Dry Closing or the Disbursement Closing, as applicable, shall occur. Unless otherwise expressly referenced herein to the contrary, the term “Closing Date” shall mean the date of the Disbursement Closing and not the date of the Dry Closing.

Closing Documents. Those documents listed in Section 8.3 hereof.

Contract Date. The date upon which this Agreement shall be deemed effective, which shall be the date first above written.

Cost-Share Agreement shall mean that certain Agreement Regarding Purchase and Sale Contract & Acquisition Loan Fees and Deposits, by and between TriBridge and Bluerock Real Estate, L.L.C., a Delaware limited liability company (“Bluerock”).

Cost-Share Agreement Amendment shall mean that certain First Amendment to Agreement Regarding Purchase and Sale Contract & Acquisition Loan Fees and Deposits, by and among Seller, TriBridge, Bluerock, and Bluerock Member, and joined in by Current Owner to evidence Current Owner’s obligation to honor the Right of First Refusal granted thereunder.

Current Owner’s Retained Land ROFR shall mean that certain Right of First Refusal Agreement for Current Owner’s Retained Land to be executed and delivered by Current Owner and TriBridge, in favor of Bluerock.

Deed. The Special Warranty Deed to be executed by Seller in the form attached hereto as Exhibit “E”.

Developer. TriBridge Residential Development, LLC, a Georgia limited liability company.

Development/Entity Conditions means collectively the following items:

(i)	Buyer, through BR-TBR Owner, shall have finally negotiated a Development Agreement with Developer and both BR-TBR Owner and Developer shall have executed and delivered same;

(ii)	Buyer, through BR-TBR Owner, shall have finally negotiated a Property Management Agreement with Property Manager, and both BR-TBR Owner and Property Manager shall have executed and delivered same;

(iii)	Buyer, through BR-TBR Owner, shall have approved a Guaranteed Maximum Price general contract ("GMAX") for construction of the proposed new improvements on the Land (the “Proposed Development”) on terms and conditions reasonably acceptable to Buyer and BR-TBR Owner; provided, however, that the following shall constitute reasonably acceptable terms to Buyer and BR-TBR Owner: (i) the general contractor shall be Cambridge Swinerton Builders, Inc., and (ii) the guaranteed maximum price in the GMAX shall not exceed $25,689,691.00 (all other aspects of the GMAX are subject to the approval of Buyer and BR-TBR Owner in their reasonable discretion); and

(iv)	Seller and Bluerock Member shall have finally negotiated, executed and delivered a joint venture operating agreement for Buyer (the “Venture Agreement”).

(v)	The Cost-Share Agreement Amendment shall have been finally negotiated, executed and delivered by all necessary parties thereto.

(vi)	The Current Owner’s Retained Land ROFR shall have been finally negotiated, executed and delivered by all necessary parties thereto; and

(vii)	Intentionally Omitted.

Disbursement Closing Outside Date shall mean December 31, 2015.

Disclosures. The disclosures described in Section 7 hereof.

Earnest Money. The amounts deposited by Bluerock Member in escrow with Escrow Agent as earnest money pursuant to the terms and conditions of Section 3 hereof, together with any interest earned thereon (which shall follow principal) and also together with any additional amounts required to be deposited as additional earnest money pursuant to the terms hereof.

Environmental Laws. The following, as the same may have been amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq.; the Resource Conservation Act of 1976, 42 U.S.C. § 6921, et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; the Federal Solid Waste Disposal Act. 42 U.S.C. § 6901, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and any other legislation or ordinance of any Governmental Authority identified by its terms as pertaining to Hazardous Substances.

Escrow Agent. Calloway Title & Escrow, L.L.C. acting pursuant to the terms and conditions of the Escrow Agreement and Section 3 hereof.

Escrow Agreement. That certain Earnest Money and Document Escrow Agreement of even date herewith among Seller, Buyer, Bluerock Member, Current Owner and Escrow Agent referred to in Section 3 hereof and attached hereto as Exhibit “C” and by this reference made a part hereof.

Governmental Authority. Governmental Authority means any federal, state, or municipal government, branch, authority, district, agency, court, tribunal, department, officer, official, board, commission or other instrumentality.

Hazardous Substances. Petroleum, including crude oil or any fraction thereof, asbestos, polychlorinated biphenyls, and any other substance the generation, use, storage, or disposal of which is regulated by the Environmental Laws.

Inspection Period. As defined in Section 6.3 hereof.

Intangibles means all right, title, interest and estate of Seller in, to and under (a) all transferable Warranties, permits, licenses, certificates of occupancy, approvals, utility rights, development rights and similar rights related to the Land, if any, whether granted by governmental authorities or private persons; (b) other non-confidential and non-proprietary records assigned to Seller by Current Owner and used in connection with the ownership of the Land; and (c) the non-exclusive right to use the name “Lake Boone Trail” and derivatives thereof (for avoidance of doubt, Current Owner shall retain the right to also use the name "Lake Boone Trail" and derivatives thereof). Intangibles shall not include the current internet address – www.thevillageslbt.com - or website used in connection with the Original Parcel or any real or personal property used with respect to the ownership or operation of Current Owner’s Retained Land.

Land. All those tracts or parcels of land described and depicted as Lots 5 and 6 on the Preliminary Plan attached as Exhibit “B-1” hereto and further described on Exhibit “B-2” hereto.

Permitted Title Exceptions. (i) Real estate taxes and governmental assessments, both general and special, not yet due and payable; (ii) applicable zoning and building ordinances, subject to the terms of this Agreement; and (iii) matters shown on the title commitment obtained by Buyer, other than Required Cure Items, which are not timely objected to by Buyer (or which are subject to objections by Buyer, but such objections have either been cured by or on behalf of Seller, or Buyer has elected to close over notwithstanding Seller’s refusal or inability to cure, or to cause Current Owner to cure, such objections pursuant to the process described in Section 5 of this Agreement).

Person. An individual, corporation, partnership, association, limited liability company, joint stock company, trust or unincorporated organization.

Personalty means all furniture, appliances, fixtures, equipment, machinery, building materials, supplies, inventory and other tangible personal property owned by Seller, used in connection with the ownership, maintenance, use, leasing, service or operation of the Land or Improvements, and located on the Land or to be located on the Land on the Closing Date, but specifically excluding (i) any personal property owned, financed or leased by Current Owner associated with the use or ownership of Current Owner’s Retained Land, or (ii) any tangible personal property owned by Property Manager.

Phase I Permit Entity means LBT Apartment Phase I Owner, LLC, a North Carolina limited liability company.

Plans means all site plans, surveys, as built plans and specifications, floor plans and soil and substrata studies in Current Owner’s or Seller’s possession or control or in the possession or control of the Property Manager and which relate to the Property.

Property. All of Seller’s right, title and interest in, to and under the following property:

(i)	The Land; and

(ii)	All rights of way or use, licenses, tenements, hereditaments, appurtenances and easements now or hereafter belonging or pertaining to any of the foregoing, except those, if any, reserved to Current Owner or relating to and solely for the use of Current Owner’s Retained Land; and

(iii)	All buildings and other improvements (collectively, “Improvements”) located on the Land; and

(iv)	the Personalty; and

(v)	the Related Assets.

Property Management Agreement means the Property Management Agreement between the Property Manager and BR-TBR Owner.

Property Manager means TriBridge Residential Property Management Advisors, LLC, a Georgia limited liability company.

Recording Office means the Register of Deeds Office for Wake County, North Carolina.

Related Assets means all right, title, interest and estate of Seller in, to and under all Intangibles and all Plans.

Right of First Refusal shall have the meaning ascribed to such term in Section 7(c) of the Cost-Share Agreement Amendment.

Subdivision. The subdivision of the Original Parcel into separate lots in accordance with the Preliminary Subdivision Approval and the Preliminary Plat.

Subdivision Plat. The plat identifying the Subdivision which is to be recorded in the Recording Office in accordance with the Subdivision.

Title Insurer. Calloway Title & Escrow, LLC.

TriBridge. TriBridge Residential, LLC, a Georgia limited liability company.

Warranties means the written warranties and guaranties in the possession or control of Seller or Property Manager covering all or a part of the Property and the Improvements, and manufacturers’ warranties relating to any Personalty but expressly excluding therefrom any portion of a warranty which may be applicable to Current Owner’s Retained Land.

1.2          Exhibits. All exhibits and other attachments hereto form an integral part of this Agreement, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto.

Section 2. Contribution Agreement.

Subject to and in accordance with the terms and provisions hereof, Seller agrees to contribute all of its interest in the Property, and to convey the Property to BR-TBR Owner, at the Disbursement Closing in exchange for a credit to Seller’s “Capital Account” (as such term is defined in the Venture Agreement) under the Venture Agreement (the “Capital Account Credit”) in the estimated amount of $1,200,000.00. Buyer acknowledges and agrees that, in addition to the Permitted Title Exceptions, such contribution of the Property shall be made subject to the Existing Financing on the Property in the estimated allocated amount of $4,269,200.00 (the “Bluerock Member Acquisition Contribution Amount”). The actual amount of the Capital Account Credit and the Bluerock Member Acquisition Contribution Amount at the Disbursement Closing shall be determined pursuant to the Venture Agreement; provided, however, that under all circumstances the sum of the Capital Account Credit and the Bluerock Member Acquisition Contribution Amount shall equal $5,469,200.00, and further provided, however, unless differing amounts for the Capital Account Credit appear in the Venture Agreement with regard to the Capital Account Credit , the amounts set forth above shall be deemed final with respect to the amount of the Capital Account Credit and the Bluerock Member Acquisition Contribution Amount. Notwithstanding the foregoing, however, it shall be a condition precedent to Buyer’s obligations to accept the contribution of the Property hereunder (the “Release Condition”) that the Existing Financing is satisfied and released from record title to the Property at the Disbursement Closing upon the Bluerock Member’s funding of its initial capital contribution under the Venture Agreement (same to be in the amount of the Bluerock Member Acquisition Contribution Amount), which amount shall be paid to Escrow Agent and used for the sole purpose (when combined with other funds to be made available by Seller and Current Owner) of obtaining the release of the Property from the Existing Financing.

Section 3. Earnest Money.

3.1          Earnest Money. Contemporaneously with the Dry Closing, Bluerock Member, on behalf of Buyer, shall deposit with Escrow Agent the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Earnest Money"). The Earnest Money shall be held, invested and disbursed pursuant to the respective terms and provisions hereof and of the Escrow Agreement.

3.2          Disbursement. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Current Owner, Seller, Buyer and Bluerock Member agree promptly to execute and deliver such notice or notices as shall be necessary, if any, or, in the opinion of Escrow Agent, appropriate to authorize Escrow Agent to make such disbursement. Notwithstanding the foregoing, in no event shall Current Owner or Seller have any right to contest the return of the Earnest Money to Bluerock Member in connection with any termination of this Agreement by Buyer on or prior to the expiration of the Inspection Period, and Escrow Agent is hereby authorized to return the Earnest Money to Bluerock Member without instructions from Current Owner or Seller in connection with the same.

Section 4.              Reserved.

Section 5.              Title to the Property & Zoning/Subdivision Issues.

5.1          Seller shall convey fee simple title to the Property to BR-TBR Owner by the Deed, which shall expressly be made subject to the Permitted Title Exceptions. Buyer shall have until November 25, 2015 to examine title to the Property and that certain boundary survey prepared by The John R. McAdams Company, Inc. dated July 28, 2015 (as same may be updated prior to Closing, the “Survey”) and to give written notice to Seller of any title or Survey objections which Buyer may have. If Buyer fails to give any notice to Seller by such date, Buyer shall be deemed to have waived such right to object to any title exceptions or defects. If Buyer does give Seller timely notice of objection to any other title exceptions or defects, Seller shall then have the right, but not the obligation, for a period of five (5) days after such notice, to reasonably cure or satisfy, or to cause Current Owner (which Current Owner agrees to do where Seller commits to Buyer that same will be done) to reasonably cure or satisfy by the Closing, such objections and to notify Buyer in writing within such five (5) day period of the action so taken to cure or satisfy, or undertaken to cure or satisfy such objections. If Seller fails to timely provide such written notice or if such objections are not so timely and reasonably cured or satisfied or undertaken to be cured or satisfied by Seller or Current Owner (with the reasonable approval of Buyer with regard to any such undertaking), then Buyer shall, within five (5) days after receipt by Buyer of such written notice describing with reasonable specificity the action so taken to cure or satisfy and annexing thereto a copy of each document or instrument proffered to correct such objection (or if no such written notice is given by Seller, then within five (5) days of the expiration of Seller’s five (5) day response period), elect, by written notice to be received by Seller on or before the later to occur of (1) such fifth (5th) day or (2) the expiration of the Inspection Period, either to (i) terminate this Agreement, in which case the Earnest Money shall be promptly returned to Bluerock Member by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination; or (ii) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

5.2          If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected the option contained in Section 5.1(ii) above. If Seller does so reasonably cure or satisfy in writing, or undertake in writing to reasonably cure or satisfy, such objection, then this Agreement shall continue in full force and effect; provided however that in the event that any such defect shall remain uncured as of the Disbursement Closing Date, then the terms and provisions of Section 9.2 shall apply.

5.3          Neither Seller nor Current Owner shall further voluntarily alter or encumber in any way title to the Property after the Contract Date without Buyer’s consent, which consent may be granted or withheld in Buyer’s sole and absolute discretion, but the response shall not be unreasonably delayed. Seller shall give Buyer notice of any such proposed encumbrance and Buyer shall then have five (5) days in which to elect, by written notice to be received by Seller on or before such fifth (5th) day, either to (i) consent to the encumbrance (a “Consented Change”); or (ii) object thereto, in which event Buyer shall set forth and deliver in writing to Seller its reasons for doing so. If Buyer has not given Seller notice of its election by the end of the fifth (5th) day, Buyer shall be deemed to have elected to have provided its consent to the requested encumbrance. Notwithstanding anything in this Agreement to the contrary, Seller and Current Owner shall in any event be obligated to cure and remove from record title against the Property by the Disbursement Closing or in the alternative, cause the Title Insurer to affirmatively insure over such matter in a manner satisfactory to Buyer in its reasonable discretion, regardless of whether Buyer includes same in a written objection notice, all matters or items (collectively, the “Required Cure Items”): (i) that are mortgage, deed to secure debt or deed of trust liens and related UCC security interests against the Property (provided that Seller shall not be required to remove or cause the removal of UCC financing statements filed by tenants of the Property or other third parties as debtor thereunder), including, without limitation, that certain deed of trust recorded in the Recording Office in Deed Book 15072, page 1858 (and any UCC financing statements related thereto) (the “Existing Financing”), the satisfaction and release of the Existing Financing at the Disbursement Closing being also the Release Condition; (ii) that are real estate tax liens (or personal property tax liens with respect to the Personalty) against the Property, other than liens for taxes and assessments not yet delinquent; (iii) that have arisen after the Contract Date and that are not Consented Changes or the result of Buyer’s actions; (iv) that constitute a lis pendens against record title to the Land, including, without limitation, that certain letter issued by the City on June 26, 2015 asserting violations of the City’s Housing Code that is recorded in the Recording Office as Instrument #15R002984 (the “Housing Code Violation Notice”); and (v) that constitute monetary liens or judgments or mechanic’s or materialmen’s lien claimants who performed work on the Property (unless done at the instance or on behalf of Buyer or its agent) (each a “Lien Claimant”). Seller or Current Owner may cure any objection with respect to a claim of lien by a Lien Claimant by recording a bond and causing the Title Insurer to insure against collection of same out of the Property to the satisfaction of the Title Company and the reasonable satisfaction of Buyer. In the event that any Required Cure Item shall remain uncured as of the date of the Disbursement Closing, then same shall constitute a default by Seller and the terms and provisions of Section 9.2 shall apply thereto. Whether or not Buyer shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Buyer may, at or prior to the Disbursement Closing, notify Seller in writing of any objections to title or survey matters and first identified by the Title Company or the Surveyor to the extent such matters first arise between (a) the effective date of the title commitment or the Survey; and (b) the Disbursement Closing Date; provided, however, that Buyer must notify Seller of any such objections within five (5) Business Days of Buyer’s first receipt of the updated title commitment, updated Survey or other document, whichever first provides notice of the condition giving rise to any such objection. With respect to any objections to title or survey matters set forth in such notice, Seller shall have the same option to cure and Buyer shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Buyer pursuant to Section 5.1 above.

5.4          Buyer, Current Owner and Seller covenant to work together in a commercially reasonable, good faith manner to agree upon the final form of a Reciprocal Easement Agreement ("REA") to be delivered, to the extent possible, at the Disbursement Closing, pursuant to which BR-TBR Owner shall have the right to use certain roadway improvements located upon Lots 2 through 4 of Current Owner’s Retained Land (Lots 1 through 4 of Current Owner’s Retained Land being referred to collectively as the “Retail Parcels”) and the right to connect sanitary sewer line(s) to a trunk line to be located on the Retail Parcels in the manner shown on the Preliminary Plat and in the Pending Infrastructure Permit. The REA shall also include authorization for the encroachment of the existing buildings on the Retail Parcels onto the Land and also authorization for the encroachment of the existing buildings on the Land onto the Retail Parcels, until the earlier to occur of: 1 year after the Disbursement Closing or such time as any such existing building has been demolished, with all parties to the REA being required to construct any new buildings or improvements solely upon their own land and not to cause same to encroach upon the land of any other party. The REA shall also provide for sharing of maintenance costs for the following common elements: lighting, signage and landscaping. Buyer, Current Owner and Seller further covenant to work together in a commercially reasonable, good faith manner to agree upon the final form of a limited parking easement to benefit Panera, LLC, the proposed lessee of Lot 1 of the Retail Parcels (the “Proposed Parking Easement”), to be delivered, to the extent possible, at the Disbursement Closing (the REA and such Proposed Parking Easement are hereinafter collectively referred to as the “Easements”). For the avoidance of doubt, the delivery of the Easements shall not be a condition precedent to Buyer's or Seller's obligations to close hereunder; provided, however, Buyer, Current Owner and Seller shall, to the extent same are not finalized prior to the Disbursement Closing, continue to negotiate in good faith following the Disbursement Closing the final forms of the REA and the Proposed Parking Easement (Buyer agreeing to provide the Proposed Parking Easement subject to finalizing the form and content of the same in the commercially reasonable and good faith manner set forth above). Under no circumstances shall the REA or the Proposed Parking Easement be recorded against record title to the Land (or the Original Parcel) prior to the Disbursement Closing without Buyer’s consent. This Section 5.4 shall survive Closing.

5.5          The following matters shall constitute “Consented Changes” (i.e. Buyer shall have no consent rights with regard to the following): (i) the recordation of any instrument which is contemplated or otherwise required as a condition precedent to recording the Subdivision Plat pursuant to the Preliminary Subdivision Approval, (ii) changes to the boundaries of the parcels from the boundaries shown on the Preliminary Plat, which changes are required by the City as part of final approval of the Subdivision and Subdivision Plat, and (iii) changes to the site plan, which site plan is a part of the Pending Zoning Case, which are necessary to obtain final rezoning as contemplated in Section 7.18 below; provided, however, in all instances, Seller shall provide Buyer with prior written notification of any such changes. Notwithstanding the foregoing to the contrary, to the extent any of the changes enumerated in Section 5.5(i)-(iii) above result in: (i) a diminution in the unit count of BR-TBR Owner’s intended use of the Property as a 245 multi-family project ("Intended Use"); (ii) impairment of any access to the Land or any appurtenant easement associated with the Land; (iii) an increase in the total project budget of Buyer and BR-TBR Owner to develop the Intended Use by $250,000.00 or more; (iv) a material delay (i.e. more than sixty (60) days) in the development schedule for the Proposed Development; or (v) any change in the boundary lines of the Land that would result in a two percent (2%) or greater decrease in the total acreage amount of either Lot 5 or Lot 6 (individually and collectively, as the context requires, hereinafter referred to as "Material Impact to the Land"), then such changes shall not be deemed Consented Changes, and Seller and Current Owner covenant and agree that they may only institute such changes with the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion.

Section 6.              Limitation on Warranties and Buyer’s Inspection.

6.1          Limitation on Warranties.

Seller, Current Owner and Buyer acknowledge that Buyer shall inspect the Property and shall examine, review and inspect the books and records relating to the ownership and operation of the Property pursuant to the terms hereof. Except as expressly set forth in this Agreement or in any instrument delivered by Seller or Current Owner to Buyer at Closing (collectively, “Seller’s/Current Owner’s Representations”), Buyer, through BR-TBR Owner, shall acquire the Property “AS IS, WHERE IS” without any obligation of Seller or Current Owner to perform any repairs, improvements, maintenance or other work to the Property or any part thereof, and without, except as expressly set forth herein to the contrary, any warranties, express or implied, of any kind from Seller, including, but not limited to, warranties of fitness, merchantability, fitness for a particular purpose, habitability, tenantability or environmental condition. Seller expressly disclaims any representations and warranties with respect to the Property, except for Seller’s/Current Owner’s Representations, including any representations by any brokers or salesmen, and Buyer does hereby acknowledge that, by accepting the contribution of the Property, Buyer is relying only upon those representations of Seller and Current Owner concerning the Property expressly set forth as such in this Agreement. Further, in the event BR-TBR Owner acquires the Property, and subject to Seller’s/Current Owner’s Representations contained herein, Buyer, on behalf of itself, BR-TBR Owner and their respective successors and assigns, waives its right to recover from, and forever releases and discharges, Seller, Seller’s Affiliates (including Current Owner), the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property; or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law. This provision shall expressly survive the Closing.

Notwithstanding the acknowledgements set forth in this Section 6.1, such provisions shall not apply to any finally adjudicated judgment with respect to any fraudulent or intentional misrepresentation by Seller or Current Owner or other fraudulent action by Seller or Current Owner. Further, notwithstanding anything in the foregoing to the contrary: (a) Buyer and BR-TBR Owner shall have the right to defend government and third party claims by alleging that Seller or Current Owner (or someone acting on either such entity’s behalf, including any Affiliate), not Buyer or BR-TBR Owner, is liable for such claims and Buyer has no obligation to indemnify Seller or Current Owner for governmental or third party claims asserted before or after Closing as a result of any act or omission taken or failed to be taken by or on Seller’s or Current Owner’s behalf prior to Closing; and (b) the provisions set forth in this Section 6.1 shall not apply to third-party tort claims relating to the Property and occurring during Current Owner’s or Seller’s ownership thereof. Additionally, Seller and Buyer hereby acknowledge and agree that the provisions set forth in this Section 6.1 are not intended to be and shall not be construed as a waiver of similar claims against the predecessors-in-title to Current Owner and Seller with respect to the Property (“Predecessors”), or any such Predecessor’s officers, member, managers, directors, partners, employees, agents or contractors, or any other person acting on behalf of any such Predecessors. Notwithstanding any provision to the contrary in this Section 6.1, nothing in this Section 6.1 shall limit Seller’s or Current Owner’s express covenants set forth in this Agreement or the documents delivered by Seller or Current Owner at Closing, or Buyer’s right to enforce the same.

6.2          Buyer’s Inspection. Subject to any rights or restrictions under any of the Permitted Title Exceptions, Buyer and its agents shall have the right, from time to time prior to the Closing, to enter upon the Property to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other inspections, tests and studies as Buyer shall determine to be reasonably necessary, all at Buyer’s sole cost and expense; provided, however, Buyer shall not conduct any environmental investigations of the Land beyond a Phase I environmental site assessment and a geotechnical survey to evaluate soil conditions (i.e. no sampling or drilling or other physically intrusive testing) without first obtaining the prior written consent of Current Owner and Seller (same not to be unreasonably withheld); any request for such consent shall be made in writing, and if not granted or denied in a writing received by Buyer within five (5) days of Seller’s receipt of such request, then such request shall be deemed to have been denied by Seller and Current Owner (if such consent is withheld, prior to the expiration of the Inspection Period, Buyer shall have the right to terminate this Agreement and Bluerock Member shall receive a full refund of the Earnest Money). Current Owner and Seller shall have the right to have their representative present with Buyer during all examinations or surveys of the Property conducted by Buyer and Buyer agrees to give Current Owner and Seller reasonable advance notice (in no event less than twenty-four (24) hours via telephone of such examinations or surveys to Stephen Broome at 404-367-6010) and to conduct such examinations or surveys during normal business hours where feasible. Buyer agrees to conduct all examinations and surveys of the Property in a manner that will not unreasonably harm or damage the Property, and agrees to restore the Property to substantially the same existing condition immediately prior to such examinations if Closing does not occur. Buyer hereby indemnifies and holds Current Owner and Seller harmless to the extent any claims for injury or death to persons, damage to property or other losses, damages or claims, including, in each instance, attorneys’ fees and litigation costs, arising out of any action of any person or firm entering the Property on Buyer’s behalf as aforesaid, which indemnity shall survive the Closing or any termination of this Agreement without the Closing having occurred. Buyer shall maintain and shall ensure that Buyer’s consultants and contractors maintain commercial general liability insurance in an amount not less than One Million and No/100 Dollars ($1,000,000), combined single limit, and in form and substance adequate to insure against all liability of Buyer and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Buyer’s behalf. Buyer agrees to provide to Current Owner and Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Buyer or its consultants or contractors, as the case may be, pursuant to this Agreement. Notwithstanding the foregoing, in no event shall Buyer have any liability to Current Owner or Seller, nor any obligation to indemnify, defend or hold Current Owner, Seller or their related parties harmless with respect to (i) pre-existing conditions upon the Property, and/or (ii) the grossly negligent or willful actions of Current Owner, Seller or parties under such entities’ control, and/or (iii) damage to the Improvements, but only to the extent BR-TBR Owner acquires the Property.

6.3          Formal Inspection Period. Notwithstanding Buyer’s right of inspection contained in Section 6.2 above, Buyer shall have the period commencing on the Contract Date and expiring at 5:00 P.M., Atlanta, Georgia time on November 25, 2015 (the “Inspection Period”) in which to make such investigations and studies with respect to the Property as Buyer deems appropriate. If Buyer does not terminate this Agreement by written notice to be delivered to Seller on or before the expiration of the Inspection Period, then Buyer’s rights under this Section 6.3 shall be deemed to have been waived by Buyer and this Agreement shall remain in full force and effect without any longer being subject to this Section 6.3. If Buyer does terminate this Agreement by written notice delivered to Seller on or before the expiration of the Inspection Period, the Earnest Money shall be promptly refunded to Bluerock Member by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. For the avoidance of doubt, the foregoing provisions of this Section 6.2 shall in no event be a limitation on Buyer’s right to terminate this Agreement in accordance with Section 8.2 of this Agreement.

6.4          Survey. The Deed to be delivered by Seller to BR-TBR Owner at the Closing (and the deed to be delivered by Current Owner to Seller) shall contain a legal description of the Land as same is depicted on the Subdivision Plat which legal description shall be one and the same as the metes and bounds description of the Land contained in Exhibit “B-2” attached hereto.

6.5          Delivery of Information. Seller and Current Owner hereby represent and warrant that copies of all of the following materials, to the extent in such entities’ possession, custody or control, have been made available to Buyer or the Bluerock Member prior to the Contract Date: (i) environmental site assessments of the Property; (ii) engineering, geological or soils reports relating to the Property; (iii) Current Owner’s title insurance policy relating to the Property; (iv) the most recently obtained boundary surveys and topographical surveys of the Property; (v) all licenses, permits and subdivision or zoning reports, ordinances or approvals relating to the Property; (vi) copies of all ad valorem tax statements for the Property for the current year and 2014; (vii) copies of all architectural and engineered drawings provided by designers, engineers and architects, including any associated with the planned redevelopment of the Property; (viii) copies of all leases and Service Contracts currently in effect for the Property; (ix) all environmental reports, letters and any other items relating to any and all environmental issues on the Property; and (x) to the extent not set forth above, those items set forth in Exhibit “J” attached hereto and incorporated herein by reference (collectively, the “Property Information”).

6.6          Service Contracts. Seller shall terminate or shall cause Current Owner (which Current Owner agrees to do) to terminate at Seller’s sole expense all existing vendor agreements, equipment contracts and leases, maintenance and repair contracts, and all other contracts and agreements relating to the leasing, management, maintenance, and operation of the Property in effect on the Contract Date (collectively, the “Service Contracts”), and neither Seller nor Current Owner shall enter into any such new contracts during the pendency of this Agreement without Buyer’s consent. Seller shall provide evidence of such terminations at Closing. Notwithstanding the foregoing to the contrary, Seller and Current Owner shall cooperate with Buyer so that Buyer can obtain an assignment at Closing of any assignable Service Contracts that are deemed necessary by Buyer for its operation of the Property after Closing. Notwithstanding the foregoing, Buyer acknowledges that certain Service and Marketing Agreement dated December 1, 2009 by and between Time Warner Entertainment Advance/Newhouse Partnership, d/b/a Time Warner Cable through its East Carolina Division, and PRG Landmark Associates, LLC (the “Time Warner Agreement”), a copy of which has been delivered to Buyer, which presently encumbers the Original Parcel. The Time Warner Agreement cannot be terminated, though its current term is to expire in December of 2016, and Current Owner agrees that any extension of the Time Warner Agreement shall exclude the Property therefrom.  Following Closing, each of Current Owner and BR-TBR Owner shall contribute its respective prorata share towards the expense of the Time Warner Agreement, to be calculated monthly on a per unit basis for all units on the Original Parcel, to the extent any fees are due under the Time Warner Agreement with respect to the Property after the Disbursement Closing. Current Owner agrees that the Time Warner Agreement shall not be amended or modified in any manner that would negatively impact the Property without Buyer’s prior consent, such consent not to be unreasonably withheld. This Section 6.6 shall survive Closing.

6.7          Operations. Current Owner agrees that it will maintain its general liability insurance in effect as of the date of this Agreement with respect to the Property (or, if such insurance is cancelled or expires, will obtain comparable insurance to the extent it is available on commercially reasonable terms) until the earlier of (i) the Current Owner’s contribution of the Property to Seller, or (ii) the termination by Current Owner or Seller of Current Owner’s obligation to contribute the Property to Seller. Unless Buyer agrees otherwise in writing, no new leases or other rights of occupancy with regard to the Property shall be granted by Current Owner or Seller while this Agreement remains in effect.

Section 7. Representations, Warranties & Covenants.

Seller and Current Owner hereby warrant, represent and, where applicable, covenant to Buyer and BR-TBR Owner as follows:

7.1          No Litigation. Except as described in Exhibit “G” attached hereto and by this reference made a part hereof, neither Current Owner nor Seller has received any written notice of any actual, pending or threatened litigation or proceeding by any organization, person, individual or governmental agency against such entities with respect to the Property or against the Property which, if adversely determined, would have a material adverse effect on the Property or Current Owner’s or Seller’s ability to consummate the transactions herein described. There are no bankruptcy or other debtor relief proceedings currently pending involving Current Owner or Seller.

7.2          No Condemnation. Neither Current Owner nor Seller has any knowledge of any action or proceeding pending, instituted or threatened (in writing) for condemnation or other taking of all or any part of the Property by friendly acquisition or statutory proceeding.

7.3          Authority.

7.3.1           Seller is a validly formed limited liability company under the laws of the State of Georgia, is not subject to any involuntary proceeding for dissolution or liquidation thereof, and has obtained all requisite authorizations and therefore has full unconditional authority to enter into this Agreement with Buyer and to consummate and close the contribution of the Property pursuant hereto.

7.3.2           Current Owner is a validly formed limited liability company under the laws of the State of Georgia, is not subject to any involuntary proceeding for dissolution or liquidation thereof, and has obtained all requisite authorizations and therefore has full unconditional authority to enter into this Agreement with Buyer, to perform its obligations hereunder, and to consummate and close the contribution of the Property to Seller pursuant to the Seller Operating Agreement.

7.4          Environmental Matters. Neither Current Owner nor Seller has received any written complaint, order, citation, or notice from any Governmental Authority with regard to the presence of Hazardous Substances or other environmental problems or violations of Environmental Law affecting the Property, nor does either of Current Owner or Seller have knowledge of any such violations of Environmental Law being in existence with respect to the Property, except to the extent set forth in that certain Phase I Report delivered to Buyer by Seller and Current Owner with respect to the Property.

7.5          Appeals Assessments. Neither Current Owner nor Seller has received any notice or has any knowledge of any pending or threatened (in writing) liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

7.6          Service Contracts. There are no material service, supply, development, construction, equipment rental or similar agreements in the possession or control of Current Owner, Seller or Property Manager, to which Current Owner, Seller or Property Manager is a party affecting the Property except the Service Contracts. Except as otherwise provided in Section 6.6 above, Seller shall terminate at its sole expense or cause Current Owner to terminate at its sole expense (which Current Owner agrees to do) all Service Contracts prior to Closing and provide evidence thereof to Buyer at (or prior to) Closing.

7.7          No Violation. Neither Current Owner nor Seller has received written notice from any governmental authority alleging any violation or breach of any law or municipal or county ordinances, with respect to Current Owner, Seller or the Property (or any part thereof) or with respect to the existing use, occupancy, operation, maintenance or construction thereof. Seller and Current Owner shall furnish Buyer with a copy of all written notices received by such entities from any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) Business Days following receipt thereof, but, if received by such date, in no event later than two (2) Business Days prior to the Closing Date. Seller and Current Owner shall protect, indemnify, defend and hold Buyer (and Bluerock Member) and BR-TBR Owner harmless of and from all claims by the City relating to the existing condition of the Improvements on the Property, including, without limitation, claims identified in the Housing Code Violation Notice. Such obligation shall survive Closing for an unlimited duration.

7.8          No Employees. There are no employees at the Property whose employment with Seller or Current Owner will survive the Closing Date. Seller shall be responsible for paying or causing Current Owner to pay (which Current Owner agrees to do) any and all wages, benefits and other amounts owing to such employees at the Property for periods prior to the Closing and shall hold Buyer, Bluerock Member and BR-TBR Owner harmless from any liability arising from the same.

7.9          Possession at Closing Free of All Tenancies. Seller shall deliver possession of the Property to BR-TBR Owner at Closing free of all occupants and any rights of physical occupancy by any party other than Seller, subject in all instances to the rights of any easement holder (or other parties in interest) under a Permitted Title Exception.

7.10        No Pending Changes. As of the Contract Date, aside from the pending infrastructure site permit application filed by the Phase I Permit Entity (the “Pending Infrastructure Permit”), the Subdivision and the Pending Zoning Case (as defined below) or any previous re-zoning request which has been rescinded, neither Seller nor Current Owner has received written notice of (a) any pending or contemplated change in any regulation, code, ordinance, law, or private restriction from any governmental authority, or (b) any pending or threatened judicial or administrative action, applicable to the Property, or (c) any action pending or threatened by adjacent land owners, other than Seller or Current Owner, any of which would result in any material change in the condition of the Property, or any part thereof, or (d) would adversely limit or impede the operation of or public access to the Property.

7.11        No Banned Person. Neither Seller, nor Current Owner, nor any person holding a direct or indirect ownership interest in such entities, is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to, any Anti-Terrorism Law or any list issued by any department or agency of the United States of America in connection with any Anti-Terrorism Law.

7.12        Phase I Permit Entity. Current Owner has formed the Phase I Permit Entity as a North Carolina limited liability company, and Current Owner is the sole owner of 100% of the membership interests of the Phase I Permit Entity and owns said membership interests free and clear of any lien, encumbrance, option, warrant or rights of purchase. The Phase I Permit Entity has applied for the following permits and approvals with respect to the Property: the Pending Zoning Case and the Pending Infrastructure Permit.

7.13        FIRPTA. Neither Current Owner nor Seller is a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

7.14        No Adverse Claims.

7.14.1         Subject to any matters of public record for which a lis pendens or other filing has been made against record title to the Property, no party has any claim to the Property by reason of any purchase or contribution agreement (other than Seller and Buyer), option to purchase, right of first refusal, land installment contract, lease or other similar agreement or instrument, entered into or issued by Seller or Current Owner, that will survive following Closing hereunder.

7.14.2         The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement and the completion of the contribution of the Property contemplated by this Agreement will not result in (1) a breach of, or a default under, any contract, agreement, commitment or other document or instrument to which Seller is party or by which Seller or the Property is bound or (2) a violation of any law, ordinance, regulation or rule of any governmental authority applicable to Seller or any judgment, order or decree of any court or governmental authority that is binding on Seller.

7.14.3         The execution and delivery of this Agreement by Current Owner and the performance by Current Owner of its obligations under this Agreement and the completion of the contribution of the Property by Current Owner to Seller under the Seller Operating Agreement will not result in (1) a breach of, or a default under, any contract, agreement, commitment or other document or instrument to which Current Owner is party or by which Current Owner or the Property is bound or (2) a violation of any law, ordinance, regulation or rule of any governmental authority applicable to Current Owner or any judgment, order or decree of any court or governmental authority that is binding on Current Owner.

7.15        No Mark-Up. $5,469,200.00 represents Seller’s cost in the Property, without any mark-up.

7.16        Abandonment of Still Forest Place. Current Owner covenants that, prior to the Disbursement Closing, Still Forest Place shall be abandoned as a public right-of-way and such instruments as are necessary to confirm the abandonment thereof by the City, and reversion of title to the land within the Still Forest Place right-of-way back to Current Owner (if necessary, such that title to same will be conveyed first to Seller and subsequently to BR-TBR Owner), shall be recorded in the Recording Office (the “Still Forest Place Abandonment”).

7.17        Subdivision Approval.

7.17.1         Current Owner and the Phase I Permit Entity covenant to use commercially reasonable good faith efforts to, prior to the Disbursement Closing Outside Date: (i) satisfy all conditions set forth in the Preliminary Subdivision Approval required in order to receive the City’s authorization to record the Subdivision Plat; (ii) receive the City’s authorization to record the Subdivision Plat; and (iii) cause the Subdivision Plat to be recorded in the Recording Office (collectively, the "Subdivision Conditions"). Neither Current Owner nor Phase I Permit Entity shall cause the Subdivision Plat to be recorded without first having provided a copy thereof to Buyer for its review (subject to Current Owner’s right to make changes without Buyer’s approval as set forth below or as set forth in Section 5.5). Current Owner and the Phase I Permit Entity further covenant to not modify or amend the Preliminary Subdivision Approval or the Preliminary Plat in any manner that would constitute a Material Impact to the Land (for avoidance of doubt, any modification that does not constitute a Material Impact to the Land is not subject to this sentence), nor take any action to rescind the Preliminary Subdivision Approval or submit a new subdivision application to the City for all or any portion of the Original Parcel that would constitute a Material Impact to the Land, without receiving Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion. Notwithstanding the foregoing, if any such modification of the Preliminary Subdivision Approval or the Preliminary Plat is required by the City in connection with granting final approval to record the Subdivision Plat, then Buyer’s consent shall not be required if such modification does not constitute a Material Impact to the Land, but Current Owner and Seller shall provide notice to Buyer of the same if such modification would constitute a Material Impact to the Land, and Buyer’s prior written consent thereto shall be required (which consent may be withheld in Buyer’s sole discretion).

7.17.2         Current Owner and the Phase I Permit Entity covenant to use commercially reasonable good faith efforts to satisfy all the Subdivision Conditions; provided, however, failure to satisfy the Subdivision Conditions due to the City's failure to authorize or approve recording of the Subdivision Plat or other third parties' failure to execute the requisite documents to fulfill the Subdivision Conditions, after Current Owner and the Phase I Permit Entity have used commercially reasonable good faith efforts to fulfill any conditions precedent pertaining thereto and used commercially reasonable good faith efforts to obtain such authorizations or approvals, shall not constitute a default by Current Owner or Seller of any obligations in this Section 7.17.

7.17.3         Notwithstanding the foregoing in this Section 7.17.3 to the contrary, Current Owner and the Phase I Permit Entity acknowledge that their respective obligations pertaining to any Subdivision Conditions (or any applicable prerequisites thereunder) that can be satisfied by the payment of any fees or other quantifiable amounts in accordance with published schedules (i.e. as opposed to a third party making monetary demands to perform the act that would otherwise satisfy the Subdivision Condition) shall not be limited to commercially reasonable good faith efforts but instead shall be affirmative covenants by each of Current Owner and the Phase I Permit Entity, with the failure to timely perform or satisfy same constituting a default by Current Owner and Seller for which Buyer shall be entitled to exercise the remedies provided in Section 9.2 below.

7.18        Zoning Approvals.

7.18.1         Current Owner and the Phase I Permit Entity covenant to use commercially reasonable good faith efforts to prosecute to successful completion, prior to the Disbursement Closing Outside Date, that certain (i) Administrative Site Review Application currently pending with the City [entitled “Villages at Lake Boone Trail Phase I, SR-9-2015”] (the “Pending Zoning Case”), and (ii) the Pending Infrastructure Permit, such that at the Disbursement Closing the Property shall be properly zoned for use as multi-family residential apartments and all City approvals necessary for the Proposed Development (aside from building & other “vertical” development-related permits) shall have been obtained (collectively, the “Required Zoning Conditions”). Neither Current Owner nor the Phase I Permit Entity shall cause the Pending Zoning Case to be finalized by the City without first having provided a copy of the proposed approvals/conditions thereunder to Buyer for its review (subject to Current Owner’s right to make changes without Buyer’s approval as set forth below or as set forth in Section 5.5). Except for the Pending Zoning Case, there shall be no pending applications or proceedings that could change the zoning status of the Property. Current Owner and the Phase I Permit Entity covenant and agree (i) not to withdraw the Pending Zoning Case without Buyer’s prior written consent, and (ii) not modify or amend the Pending Zoning Case in any manner that would constitute a Material Impact to the Land without receiving Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion. Notwithstanding the foregoing, if any such modification of the Pending Zoning Case is required by the City to obtain final approval from the City thereof, then Buyer’s consent shall not be required if such modification does not Materially Impact the Land, but Current Owner and Seller shall provide notice to Buyer of the same if such modification would constitute a Material Impact to the Land, and Buyer’s prior written consent thereto shall be required (same may be withheld in Buyer’s sole discretion).

7.18.2         Current Owner and the Phase I Permit Entity covenant to use commercially reasonable good faith efforts to satisfy the Required Zoning Conditions; provided, however, failure to satisfy the Required Zoning Conditions due to the lack of required cooperation from the City or other third parties, after Current Owner and the Phase I Permit Entity have used commercially reasonable good faith efforts to fulfill any conditions precedent pertaining thereto and used commercially reasonable good faith efforts to obtain such cooperation, shall not constitute a default by Current Owner or Seller under this Section 7.18.

7.18.3         Notwithstanding the foregoing in this Section 7.18.3 to the contrary, Current Owner and the Phase I Permit Entity acknowledge that their respective obligations pertaining to any Required Zoning Conditions (or any applicable prerequisites thereunder) that can be satisfied by the payment of any fees or other quantifiable amounts in accordance with published schedules (i.e. as opposed to a third party making monetary demands to perform the act that would otherwise satisfy the Required Zoning Conditions ) shall not be limited to commercially reasonable good faith efforts but instead shall be affirmative covenants by each of Current Owner and the Phase I Permit Entity, with the failure to timely perform or satisfy same constituting a default for which Buyer shall be entitled to exercise the remedies provided in Section 9.2 below.

7.19        Remedies & Survival. The representations made by Seller, Current Owner and/or the Phase I Permit Entity in this Agreement are true and correct, and the warranties, covenants and agreements made by such entities are in full force and effect and binding on such entities as of the Contract Date, and shall be true and correct in all material respects, and in full force and effect, and shall be deemed to have been reaffirmed and restated by such entities, subject to modifications which do not constitute a breach of a representation or warranty when the same was made on the Contract Date, as of the Disbursement Closing Date. During the pendency of this Agreement, Seller and Current Owner shall have the right to disclose to Buyer in writing, promptly upon obtaining actual knowledge of, changes in any such entities’ representations and warranties made hereunder (each a “Disclosure” and collectively, the “Disclosures”), which Disclosures shall thereafter be updated by Seller and Current Owner to the Disbursement Closing Date. If any Disclosure would constitute a material adverse claim to the Property, Seller or Buyer or if any covenant made by Current Owner, Seller or the Phase I Permit Entity shall be determined to be untrue or unsatisfied as of the Disbursement Closing Date, then Buyer, at its sole option, and as its sole remedy (except as otherwise provided in this Section 7.19), may either (a) close and consummate the transactions contemplated by this Agreement, without reduction in the amount of the Capital Account Credit; or (b) terminate this Agreement by written notice to Seller, whereupon Escrow Agent shall return the Earnest Money to Bluerock Member, and the parties shall have no rights or obligations hereunder, except for those which expressly survive any such termination. Those representations and warranties made herein by Current Owner or Seller which are qualified to knowledge or to the best of such entities’ knowledge are made based upon the actual (i.e. not constructive or imputed) knowledge of Stephen Broome; provided, however, Current Owner and Seller represent and warrant that such individual is in the best position to have knowledge regarding the subject matter of the representations made herein. Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by any of Seller, Current Owner or the Phase I Permit Entity shall survive the Disbursement Closing relative to any matters known to Buyer to be untrue or incorrect at the Disbursement Closing. The representations, warranties and covenants made by Seller, Current Owner and the Phase I Permit Entity in this Agreement shall survive the Disbursement Closing for nine (9) months after the Disbursement Closing Date (the “Survival Period”) and shall terminate thereafter, unless a suit is filed thereupon in a court of competent jurisdiction on or before the nine (9) month anniversary of the Disbursement Closing Date, in which event same shall terminate after a final resolution in court (after expiration of all appeal periods without a successful appeal) or other final settlement. Notwithstanding the foregoing, in no event shall the foregoing operate to excuse Seller, Current Owner or the Phase I Permit Entity from breaching any representation or warranty when made or breaching any covenant made by any of such entities hereunder, in which event the terms of Section 9.2 shall govern and control.

Section 8. Closing.

8.1          Time and Place. The parties shall conduct the Closing in two stages. The first stage of the Closing (the "Dry Closing") shall occur on November 25, 2015, subject to the extension rights below (the “Dry Closing Date”). At the Dry Closing, the parties shall place into escrow all Closing deliveries as described below in Sections 8.3 and 8.4 (and with regard to the Closing Statement, counterpart signature pages which will be affixed to the final Closing Statement to be completed at the Disbursement Closing described in the following sentence). The second stage of the Closing (the "Disbursement Closing") shall occur on the date which is five (5) Business Days following the recordation of the Subdivision Plat (the “Disbursement Closing Date”), but in all instances on or before the Disbursement Closing Outside Date. On the Disbursement Closing, Escrow Agent shall release all items from escrow for recordation and disbursement in accordance with the final Closing Statement (same to be completed at such Disbursement Closing).

Each Closing shall be handled through escrow with the Escrow Agent or at such other location mutually agreed to by Seller and Buyer, by 4:00 p.m. local time. The parties agree that Closing may be conducted by escrow through the Escrow Agent, subject to the terms of this Agreement and the Escrow Agreement.

8.2          Buyer’s Conditions to Closing. In addition to any other conditions set forth in this Agreement, the obligation of Buyer to close hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions precedent prior to or simultaneously with Closing (except as otherwise noted below):

8.2.1           Seller’s and Current Owner’s representations and warranties contained herein shall be true and correct in all material respects at each of the Dry Closing and the Disbursement Closing, without regard to any knowledge-based qualifications except those expressly set forth herein;

8.2.2           Seller, Current Owner and the Phase I Permit Entity shall have complied with their respective obligations set forth herein, including, without limitation, delivery by Seller and Current Owner, as applicable, of all documents at the Dry Closing and satisfaction of all Required Cure Items by the Disbursement Closing;

8.2.3           All of the Development/Entity Conditions shall have been satisfied by the Dry Closing Date;

8.2.4           The Title Insurer shall issue at the Disbursement Closing, or is unconditionally committed at the Disbursement Closing to issue, to BR-TBR Owner an ALTA standard coverage owner's title policy (the "Title Policy") in accordance with the title commitment approved by Buyer, insuring BR-TBR Owner’s title to the Land in the amount of $5,469,200.00, subject only to the standard exceptions and exclusions from coverage contained in such Title Policy (other than those that can be removed by Seller’s delivery of the Closing Documents) and the Permitted Title Exceptions. This condition shall only be deemed satisfied if the Title Insurer is prepared to issue (i) a subdivision endorsement, which may include the ALTA 26-06 - Subdivision (Adopted 10-16-08) (the "Subdivision Endorsement") and (ii) a non-imputation endorsement protecting against denials of coverage based on the imputed knowledge of Seller, each to be issued at the time of the Disbursement Closing.

8.2.5           The Still Forest Place Abandonment shall have been completed, and evidence confirming same shall be provided to Buyer, prior to the Disbursement Closing.

8.2.6           Current Owner shall have conveyed fee simple title to the Property to Seller by the Disbursement Closing, subject only to the Permitted Title Exceptions and the Existing Financing (but only as to the Bluerock Member Acquisition Contribution Amount, and no greater amount), and the Release Condition shall be satisfied at the Disbursement Closing.

8.2.7           The Subdivision Conditions shall have been satisfied by the Disbursement Closing.

8.2.8           The Required Zoning Conditions shall have been satisfied by the Disbursement Closing.

8.2.9           If the Development/Entity Conditions are not satisfied by the Dry Closing, Buyer may (a) waive such Development/Entity Conditions and proceed to the Dry Closing on the Dry Closing Date, or (b) extend (by written notice delivered prior to the then scheduled Dry Closing Date) the Dry Closing Date for one (1) week for four (4) successive periods (i.e., the total extension will not exceed four (4) weeks) to attempt to satisfy such Development/Entity Conditions. If Buyer (or Seller pursuant to Section 8.6 below) has extended the Dry Closing Date but the Development/Entity Conditions have not been satisfied by the extended Dry Closing Date, then Buyer may (a) waive such Development/Entity Conditions and proceed to the Dry Closing or (b) terminate this Agreement by delivery of written notice to Escrow Agent and Seller, in which event the Earnest Money shall be returned to Bluerock Member and thereafter the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination. If any of the other closing conditions in this Section 8.2 expressly applicable to the Dry Closing (aside from the Development/Entity Conditions, same being addressed above) are not met at the Dry Closing, Buyer may (a) waive such condition and proceed to the Dry Closing on the Dry Closing Date or (b) terminate this Agreement by delivery of written notice to Escrow Agent and Seller, in which event the Earnest Money shall be returned to Bluerock Member and thereafter the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination. Nothing in this Section 8.2.9 shall limit Buyer’s remedies set forth in Section 9.2 below where the applicable closing condition for the Dry Closing is not satisfied due to the default of Seller (or Current Owner or the Phase I Permit Entity, as applicable).

8.2.10         If the closing conditions set forth in this Section 8.2 applicable to the Disbursement Closing (collectively, the “Disbursement Closing Conditions”) are not met at the Disbursement Closing, Buyer may (a) waive such condition and proceed to the Disbursement Closing on the Disbursement Closing Date (unless the unsatisfied condition is (1) the recordation of the Subdivision Plat, in which case the Disbursement Closing shall occur on the fifth (5th) Business Day following Buyer’s waiver of such condition, or (2) the conditions set forth in Section 8.2.6 hereof, in which case the Disbursement Closing shall occur on the date on which such Section 8.2.6 conditions can be satisfied (subject to the Disbursement Outside Closing Date)), or (b) extend (by written notice delivered prior to the then scheduled Disbursement Closing Date) the Disbursement Closing Date for one (1) week for four (4) successive periods (i.e., the total extension will not exceed four (4) weeks); provided, however, in no event shall the Disbursement Closing be extended beyond the Disbursement Closing Outside Date. If Buyer (or Seller pursuant to Section 8.6 below) has extended the Disbursement Closing Date but the Disbursement Closing Conditions have not been satisfied by the earlier of the extended Disbursement Closing Date or the Disbursement Closing Outside Date, then Buyer may (a) waive such condition and proceed to the Disbursement Closing or (b) terminate this Agreement by delivery of written notice to Escrow Agent and Seller, in which event (x) the Earnest Money shall be returned to Bluerock Member; and (y) the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination. Nothing in this Section 8.2.10 shall limit Buyer’s remedies set forth in Section 9.2 below where any Disbursement Closing Condition is not satisfied due to the default of Seller (or as applicable, the Phase I Permit Entity or Current Owner).

8.2.11         Notwithstanding the foregoing in this Section 8.2 to the contrary, if the conditions set forth in Section 8.2.6 above are not satisfied, then Closing cannot occur hereunder unless and until such conditions have been satisfied, and if same have not been satisfied by the Disbursement Closing Outside Date, then same shall constitute an automatic termination of this Agreement and an automatic default by Seller hereunder for which Buyer shall be entitled to exercise its remedies set forth in Section 9.2 below.

8.3          Closing Documents. At the Dry Closing (except as otherwise noted below), Seller shall deliver to Escrow Agent the following documents (all of which shall be duly executed and witnessed by Seller, Current Owner and/or Phase I Permit Entity, as applicable, which documents Buyer agrees to cause BR-TBR Owner to execute where required):

8.3.1           A Deed, in the form attached as Exhibit "E" hereto and by this reference made a part hereof, conveying to BR-TBR Owner all of Seller’s right, title and interest in and to the Property. The deed to be delivered by Current Owner to Seller (the “Current Owner Deed”) shall be on the same form attached as Exhibit "E" hereto, with only transaction-specific changes being made thereto, and same shall be executed by Current Owner and delivered into escrow at the Dry Closing.

8.3.2           An Affidavit of Title, in the form attached as Exhibit "F" hereto and by this reference made a part hereof, same to be updated by Seller at the Disbursement Closing. Current Owner shall execute an affidavit of title on the same form attached as Exhibit "F" hereto, with only transaction-specific changes being made thereto, and same shall be delivered into escrow at the Dry Closing and updated by Current Owner at the Disbursement Closing.

8.3.3           Such evidence as Buyer and the Title Insurer shall reasonably require as to the authority of the parties acting on behalf of Seller to enter into this Agreement and to discharge the obligations of Seller pursuant hereto, same to be updated by Seller at the Disbursement Closing. Similar evidence as to Current Owner shall also be provided by Current Owner at the Disbursement Closing.

8.3.4           Signature pages for the Closing Statement (the Closing Statement shall be updated by the parties on the Disbursement Closing Date to reflect updated amounts).

8.3.5           A Non-Foreign Affidavit in the form attached as Exhibit "H" hereto and by this reference made a part hereof. Current Owner shall execute a Non-Foreign Affidavit on the same form attached as Exhibit "H" hereto, with only transaction-specific changes being made thereto, and same shall be delivered into escrow at the Dry Closing.

8.3.6           A 1099 certificate.

8.3.7           A certificate (“Closing Certificate”), dated as of the Dry Closing Date, and to be updated at the Disbursement Closing, and duly executed by Seller, Current Owner and Phase I Permit Entity, in the form of Exhibit "I" attached hereto, stating that the representations and warranties of Seller, Current Owner and Phase I Permit Entity contained in Section 7 of this Agreement are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change). The inclusion of any change or exception in such certificate shall not prejudice Buyer’s rights under this Agreement with respect to the subject matter of such change or exception, and shall not excuse Seller or Current Owner for breaching any representation or warranty when made as of the Contract Date.

8.3.8           A bill of sale and assignment for the Personalty and the Related Assets. Current Owner shall execute a similar bill of sale and assignment for the Personalty and the Related Assets, with only transaction-specific changes being made thereto, and same shall be delivered into escrow at the Dry Closing.

8.3.9           At the Disbursement Closing, the Easements, to the extent in final form, but not otherwise.

8.3.10         All documents required to satisfy the Release Condition and to cause the Existing Financing deed of trust and any Uniform Commercial Code financing statements against Current Owner or Seller to be released from record title or terminated, as applicable (collectively, the “Release Condition Documents”).

8.3.11         Such additional documents as shall be reasonably required by Title Insurer to issue the Title Policy or complete the conveyance of the Property contemplated by this Agreement to BR-TBR Owner, including a gap indemnity if required by the Title Insurer.

Simultaneously with the Disbursement Closing and if not previously delivered to BR-TBR Owner or located at the Property, Seller will deliver to BR-TBR Owner, outside of the Closing escrow, originals or, if originals are not in the possession or control of Current Owner, Seller or the Property Manager, copies (if in Seller’s, Current Owner’s or Property Manager's possession or control) of (i) all Related Assets, and (ii) all manufacturer’s warranties and manuals relating to any Personalty that is part of the Property.

8.4           Deliveries at Closing.  At the applicable Closing:

8.4.1           Escrow Agent shall deliver the Closing Documents to BR-TBR Owner at the Disbursement Closing, other than the Deed, the Current Owner Deed and the Release Condition Documents, all of same to be recorded in the Recording Office (or other appropriate recording/filing office).

8.4.2           Buyer shall cause BR-TBR Owner to deliver to Escrow Agent: a counterpart to the Closing Statement at the Dry Closing; if a signatory to the Easements, to the extent in final form, but not otherwise, the Easements at the Disbursement Closing; and a counterpart to the bill of sale and assignment at the Dry Closing. All documents delivered by Buyer or BR-TBR Owner at the Dry Closing shall be held in escrow by the Escrow Agent and either (i) returned to Buyer if the Disbursement Closing does not occur or (ii) released from escrow at the Disbursement Closing on the terms set forth herein.

8.4.3           Buyer shall deliver to Escrow Agent at the Disbursement Closing immediately available funds in the Bluerock Member Acquisition Contribution Amount.

8.4.4           Escrow Agent shall release the Earnest Money to the Bluerock Member upon consummation of the Disbursement Closing.

8.4.4           Seller and Current Owner shall deliver such additional documents as shall be reasonably required by Title Insurer to issue the Title Policy or complete the transfer of the Property to BR-TBR Owner.

8.5           Costs.

8.5.1       Reimbursement of RE Taxes. Seller or Current Owner shall cause all state, county, city or other ad valorem property taxes and assessments on the Property (“RE Taxes”) to be paid for the tax period in which the Disbursement Closing occurs, and for any period prior to the current tax period, at or prior to the Disbursement Closing. At the Disbursement Closing, Buyer shall reimburse Current Owner in an amount equal to BR-TBR Owner’s pro rata share of RE Taxes for those days in such tax period during which BR-TBR Owner will own the Property (such pro rata share to be based on the Land’s acreage compared to the Original Parcel’s total acreage if the Property is not separately assessed at Closing). Notwithstanding anything to the contrary contained herein, if the RE Taxes are reduced for any period subsequent to the Disbursement Closing, Seller agrees that any such reduction shall belong to Buyer and Buyer shall have no obligation to prorate the same in favor of Seller. If the RE Taxes are increased for the tax period after Closing due to improvements to the Property made by Buyer, the increased portion of such RE Taxes shall be the obligation of Buyer.

8.5.1.1        To the extent the Property is not separately assessed for RE Taxes at the Disbursement Closing, (i) Current Owner, Seller and BR-TBR Owner shall work cooperatively after the Disbursement Closing to cause the Property to be separately assessed for RE Taxes; (ii) Current Owner and Seller shall remain obligated to pay all RE Taxes as and when same are owing attributable to the Property until the Property is separately assessed for RE Taxes, with BR-TBR Owner to reimburse Current Owner or Seller, as applicable (or BR-TBR Owner to make a contribution in anticipation of Current Owner or Seller paying the same), in either case within thirty (30) days of demand for a proportionate share of RE Taxes based on the acreage of the Land compared to total acreage of the Current Owner’s Retained Land and the value of the Improvements compared to the total value of all improvements on the Current Owner’s Retained Land at the time RE Taxes are assessed. Should BR-TBR Owner fail to pay to Current Owner or Seller BR-TBR Owner’s portion of such RE Taxes in the time period set forth above, either Current Owner or Seller shall have the right, but not the obligation, to pay same on BR-TBR Owner’s behalf, and BR-TBR Owner shall reimburse such entity for such payments no later than thirty (30) days after demand by such entity, and, if such reimbursement is not then timely made, then (x) such amounts shall bear interest at a rate equal to ten percent (10%) per annum until such time as all such amounts are paid in full and (y) Current Owner and Seller shall have the right to impose and enforce a lien against the Land for payment of such overdue amounts (and interest thereon as aforesaid).

8.5.1.2        Should Current Owner and Seller fail to pay such RE Taxes as and when same are owing, BR-TBR Owner shall have the right, but not the obligation, to pay same on such entities’ behalf, and Seller shall reimburse BR-TBR Owner for such payments no later than thirty (30) days after demand by BR-TBR Owner, and, if such reimbursement is not then timely made, then (x) such amounts shall bear interest at a rate equal to ten percent (10%) per annum until such time as all such amounts are paid in full and (y) BR-TBR Owner shall have the right to impose and enforce a lien against Current Owner’s Retained Land for payment of such overdue amounts (and interest thereon as aforesaid).

8.5.2           Other Closing Costs. At the Disbursement Closing, Seller and Buyer shall pay their own respective costs incurred with respect to the consummation of the contribution of the Property as contemplated herein, including, without limitation, attorneys’ fees. Notwithstanding the foregoing, it is expressly agreed that Seller shall pay any and all transfer taxes incident to the conveyance of title to the Property to BR-TBR Owner and the cost of the Survey, and Buyer shall cause BR-TBR Owner to pay the cost of recording the Deed, the costs of examination of title to the Property and owner's title insurance therefor, any mortgage recording or intangibles tax and all other taxes, costs, fees or expenses relating to BR-TBR Owner’s financing of the Property. All costs associated with recording the Subdivision Plat (and obtaining the City’s approval to record same) shall be borne by Current Owner. All costs associated with preparing and recording the deed from Current Owner to Seller for the Property shall be borne by Seller. Sanitary sewer taxes and other utility charges, if any, with respect to the Property shall be prorated between Seller and Buyer at the Disbursement Closing. All expenses associated with obtaining the release of the Existing Financing and obtaining and recording the Release Condition Documents shall be borne by Seller. None of the expenditures made by Seller pursuant to this Section 8.5 shall be credited to Seller’s Capital Account under the Venture Agreement unless approved by Bluerock Member.

8.6          Seller’s Closing Conditions.

8.6.1           Intentionally Omitted.

8.6.2           The Subdivision Conditions and the Required Zoning Conditions shall have been satisfied by Current Owner and the Phase I Permit Entity.

8.6.3           Current Owner shall have conveyed the Property to Seller as of the Disbursement Closing, subject only to the Permitted Title Exceptions and the Existing Financing (but only as to the Bluerock Member Acquisition Contribution Amount, and no greater amount).

8.6.4           If the closing condition set forth in Section 8.6.1 is not met at the Disbursement Closing, Seller may, subject to Buyer’s rights under Section 8.2 above, (a) waive such condition and proceed to Closing on the Disbursement Closing Date, or (b) extend (by written notice delivered prior to the then scheduled Disbursement Closing Date) the Disbursement Closing Date for one (1) week for four (4) successive periods (i.e., the total extension will not exceed four (4) weeks); provided, however, in no event shall the Disbursement Closing be extended beyond the Disbursement Closing Outside Date. If Seller (or Buyer pursuant to Section 8.2 above) has extended the Disbursement Closing Date but the closing condition set forth in Section 8.6.1 has not been satisfied by the extended Disbursement Closing Date, then Seller may (a) waive such condition and proceed to the Disbursement Closing or (b) terminate this Agreement by delivery of written notice to Escrow Agent and Buyer, in which event (x) the Earnest Money shall be returned to Bluerock Member and (y) the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination. Nothing in this Section 8.6.4 shall limit Seller’s remedies set forth in Section 9.1 below where the closing condition set forth in Section 8.6.1 is not satisfied due solely to the default of Buyer.

8.6.5           If the closing conditions set forth in Section 8.6.2 above are not met at the Disbursement Closing, Seller have no right to terminate this Agreement as a result thereof, but Seller may, subject to Buyer’s rights under Section 8.2 above, (a) waive such condition and proceed to the Disbursement Closing on the Disbursement Closing Date (unless the unsatisfied condition is the recordation of the Subdivision Plat, in which case the Disbursement Closing shall occur on the fifth (5) Business Day following Buyer’s waiver of such condition) or (b) extend (by written notice delivered prior to the then scheduled Disbursement Closing Date) the Disbursement Closing Date for one (1) week for four (4) successive periods (i.e., the total extension will not exceed four (4) weeks) so as to allow additional time to satisfy such condition; provided, however, in no event shall the Disbursement Closing be extended beyond the Disbursement Closing Outside Date. If Seller (or Buyer pursuant to Section 8.2 above) has extended the Disbursement Closing Date but the closing conditions set forth in Section 8.6.2 above have not been satisfied by the earlier of the extended Disbursement Closing Date or the Disbursement Closing Outside Date, then Seller may (a) waive such condition and proceed to the Disbursement Closing or (b) terminate this Agreement by delivery of written notice to Escrow Agent and Buyer, in which event the Earnest Money shall be returned to Bluerock Member and thereafter the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination. Nothing in this Section 8.6.5 shall limit Seller’s remedies set forth in Section 9.1 below where the closing conditions set forth in Section 8.6.2 are not satisfied due solely to the default of Buyer.

8.6.6           In the event of any termination of this Agreement pursuant to Sections 8.2.9, 8.2.10, 8.2.11, 8.6.4 or 8.6.5 above, absent a default by Buyer hereunder, the Right of First Refusal shall be applicable (and shall survive the termination of this Agreement) (same being incorporated herein by this reference as if it were set out in full in this Agreement), and Seller and Current Owner hereby covenant and agree to honor same.

8.6.7           Current Owner acknowledges and agrees that no additional conditions exist that will need to be satisfied in order to release the Closing Documents from escrow at the Disbursement Closing or as a prerequisite to Current Owner’s obligation to complete the conveyance of the Property to Seller aside from the Disbursement Closing Conditions.

Section 9.  Default and Remedies.

9.1          Buyer’s Default. In the event of a default by Buyer under the terms of this Agreement, Escrow Agent shall disburse the Earnest Money to Current Owner (and not to Seller), and Seller and Current Owner shall be entitled, as their sole and exclusive remedy hereunder, to have Current Owner retain the Earnest Money as full liquidated damages for such default of Buyer, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. It is hereby agreed that Seller’s and Current Owner’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages. Buyer covenants not to bring any action or suit challenging the amount of liquidated damages provided hereunder in the event of such default. Notwithstanding anything to the contrary contained herein, this provision shall in no way affect or impair Seller’s or Current Owner’s right of recovery under any indemnity given by Buyer in favor of Seller or Current Owner under this Agreement. This provision shall expressly survive the termination of this Agreement.

9.2          Seller’s Default. If the contribution of the Property as contemplated hereunder is not consummated due to a default by Seller, Current Owner or the Phase I Permit Entity hereunder (including, but not limited to a breach of any representation, warranty or covenant by Seller, Current Owner or the Phase I Permit Entity contained herein), then Buyer shall be entitled, as its sole remedy for such default, either (a) to terminate the Agreement, in which case Buyer shall be entitled to receive (i) from Seller and/or Current Owner, jointly and severally (and to bring an action against such entities if they fail to comply) for reimbursement of Buyer’s direct third party out-of-pocket costs and expenses actually incurred in connection with this Agreement (collectively, “Buyer’s Expenses”), including reasonable attorneys’ fees, and the inspection, acquisition and financing of the Property, including, without limitation, any forfeited good faith and/or rate lock deposits, in a maximum amount not to exceed an aggregate of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), plus (ii) the return of the Earnest Money to Bluerock Member, payment of both of which shall operate to terminate this Agreement and release Seller, Current Owner and the Phase I Permit Entity from any and all further liability hereunder other than with respect to the Right of First Refusal (same shall be applicable and shall survive the termination of this Agreement, and Current Owner covenants and agrees to honor same under such circumstances), (b) to waive the default by Seller or Current Owner and close the contribution notwithstanding the default by Seller or Current Owner, or (c) to enforce specific performance of Seller’s and Current Owner’s obligations to execute and deliver the documents and perform their respective obligations as contained hereunder (for the sake of clarity, Buyer shall be entitled to pursue a claim for specific performance against Current Owner for the direct conveyance of the Property to Buyer, and/or a claim for specific performance of Current Owner’s stated obligation to convey the Property to Seller), provided such suit for specific performance be brought within three (3) months of the Disbursement Closing Outside Date or shall otherwise be deemed void; provided, however, in the event specific performance is unavailable as a remedy to Buyer because of Seller’s or Current Owner’s intentional acts (such as conveying the Property to a third party prior to Closing), then Buyer shall be entitled to bring an action against Seller and Current Owner, jointly and severally, for its actual damages (i.e. for the benefit of Buyer’s bargain). Notwithstanding anything to the contrary contained herein, this Section 9.2 shall in no way affect or impair Buyer’s right of recovery under any indemnity expressly given by Seller or Current Owner in favor of Buyer under this Agreement or Buyer’s ability to recover amounts due to Buyer or BR-TBR Owner under other agreements relating to the Property, including, without limitation, the Cost Share Agreement (as amended by the Cost-Share Agreement Amendment) or the Venture Agreement. This provision shall expressly survive the termination of this Agreement.

9.3          Misrepresentation or Breach by or on Behalf of Seller. In the event of a misrepresentation or breach of a warranty or covenant by Seller, Current Owner or the Phase I Permit Entity, which is first discovered by Buyer during the Survival Period, Buyer shall notify Seller and Current Owner, in writing, of the specifics of such default, and Buyer’s sole recourse shall be to file an action or proceeding against Seller or Current Owner, jointly and severally, for the actual damages (to the exclusion of any consequential or punitive damages) suffered by Buyer as a direct result of such default. No action or proceeding thereon of any kind whatsoever shall be valid or enforceable, at law or in equity, if not commenced in the appropriate jurisdiction within the Survival Period. The representations and warranties of Seller and Current Owner set forth herein, as same may be updated by the Closing Certificate, shall survive Closing for the Survival Period.  Except with respect to a fraudulent misrepresentation or other default by Seller or Current Owner for which the Agreement is terminated under Section 9.2, in which event Section 9.2 shall apply, no claim for a breach of any representation or warranty of Seller or Current Owner shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to the Disbursement Closing, (b) unless the valid claims for all such breaches collectively aggregate Twenty-Five Thousand and No/100 Dollars ($25,000.00) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller and Current Owner prior to the expiration of the Survival Period and an action shall have been commenced by Buyer against Seller or Current Owner within the Survival Period.  In the event of any breach by Seller or Current Owner of its respective representations, warranties or covenants contained herein which Buyer first discovers after Closing and provides timely notice as aforesaid, Seller and Current Owner, jointly and severally, shall indemnify and hold Buyer harmless from and against any and all loss, damage, cost or expense resulting therefrom up to but not exceeding the Cap.  Seller and Current Owner shall not be liable to Buyer to the extent Buyer’s claim is satisfied from any insurance policy. As used herein, the term "Cap" shall mean the total aggregate amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).  In no event shall Seller’s and Current Owner’s aggregate liability to Buyer for any and all breaches of any representation or warranty of such entities in this Agreement (as same may be updated in the Closing Certificate) exceed the amount of the Cap, and Buyer hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap; provided, however, nothing herein shall limit Buyer’s rights or remedies under Section 9.2 above in connection with Buyer exercising its rights pursuant to such Section 9.2 (as contemplated in the fourth sentence of this Section 9.3).

Section 10. Condemnation.

10.1        Condemnation. If, prior to the Disbursement Closing, all or any material part (including, without limitation, any portion thereof which would result in increased design costs, any diminution in unit count, access or overall layout with regard to the Proposed Development) of any improvement or acreage of the Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Buyer, by written notice to Seller, to be received within thirty (30) calendar days of Buyer’s receiving Seller’s notice of such threat, condemnation or taking, or by the Disbursement Closing Date, whichever is earlier, may elect to terminate this Agreement. If this Agreement is so terminated, Bluerock Member shall be entitled to receive a refund of the Earnest Money from Escrow Agent, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

10.2        Awards. If Buyer does not elect to terminate this Agreement following any notice of a threat of taking or taking by condemnation, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. At the Disbursement Closing, Seller and Current Owner shall each assign, transfer and set over to Buyer all of their respective right, title and interest in and to any awards, payments or proceeds for the actual value of the property subject to condemnation, up to but not in excess of $5,469,200.00, that have been or may thereafter be made for any such taking or sale in lieu thereof, to the extent such awards, payments or proceeds shall not have theretofore been used for restoration of the Property pursuant to a plan of restoration approved in writing by Buyer. To the extent Buyer elects to not terminate this Agreement pursuant to Section 10.1, neither Current Owner nor Seller shall accept, settle or finalize any award with regard to any taking without Buyer’s prior written consent.

Section 11. Assignment.

11.1        Assignment by Buyer. Except as herein expressly provided, Buyer shall not, without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion, assign any of Buyer’s rights hereunder or any part thereof to any person, firm, partnership, corporation or other entity. If any assignment is made with the consent of Seller, then the sale contemplated by this Agreement shall be consummated in the name of, and by and through the authorized officials of, any such assignee but Buyer shall remain liable hereunder. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement without Seller's consent to one (1) or more Affiliates of Buyer or Bluerock. Buyer shall give Seller written notice of the assignment of this Agreement to the Affiliate and shall provide Seller with a copy of the fully-executed assignment agreement. The Affiliate shall assume the obligations of Buyer under this Agreement, provided, however, that such assignment shall not relieve Buyer of its obligations under this Agreement unless and until Closing occurs.

11.2        Assignment by Seller or Current Owner.

11.2.1         From and after the Contract Date, Seller shall not, without the prior written consent of Buyer, which consent Buyer may withhold in its sole discretion, assign, transfer, convey, hypothecate or otherwise directly or indirectly dispose of all or any part of its right, title and interest in the Property.

11.2.2         From and after the Contract Date, Current Owner shall not, without the prior written consent of Buyer, which consent Buyer may withhold in its sole discretion, assign, transfer, convey, hypothecate or otherwise directly or indirectly dispose of all or any part of its right, title and interest in the Property, other than the contribution and conveyance of the Property contemplated under the Seller Operating Agreement and this Agreement.

Section 12. Cooperation with Future Development/Sharing of Amenities.

12.1        Current Owner and the Phase I Permit Holder hereby covenant and agree that each shall cooperate, fully and in good faith and at their own expense (provided that any application or other fees attributable solely to the Property shall be paid by Buyer and not Current Owner), with Buyer after the Disbursement Closing to facilitate the Proposed Development, including, without limitation, taking the following actions as and when requested by Buyer or required by the City:

•	Assist Buyer in completing any requirements imposed under the Original Parcel Subdivision that also involve Current Owner’s Retained Land adjoining the Property, including dedicating to the City any land or easements required as part of the Original Parcel Subdivision and recording any declarations or cross access easements associated therewith;
•	Complete infrastructure construction plans for shared stormwater devices (if any) and have same approved by the City, construct any required infrastructure items, the cost thereof to be prorated between the parties as specified in the REA, and make any required payments to the City’s stormwater facility replacement fund;
•	Assist Buyer in completing any requirements imposed under the Pending Zoning Case or City Zoning Ordinance No. (2013) 238ZC693, and any amendments thereto (“Zoning Ordinance”), that also involve Current Owner’s Retained Land, including dedicating to the City any easements required as part of the Pending Zoning Case or the Zoning Ordinance and recording any declarations or restrictive covenants associated therewith;
•	Perform all obligations under Condition #10 of the Zoning Ordinance (Current Owner hereby confirms that Conditions #6 & #7 of the Zoning Ordinance have been completed, and Buyer shall not be obligated to pay any portion of the contribution to the City referenced in such Condition #7);
•	Grant easements over Current Owner’s Retained Land as contemplated by the REA for access to Lake Boone Trail or provision of utility services to the Land or to comply with applicable drainage/stormwater disposal requirements.

12.2        Current Owner represents and warrants that 245 dwelling units shall be the allowable residential density of the Property, and covenants that Current Owner shall not allow development on Current Owner’s Retained Land that would reduce such stated allowable residential density of the Property.

12.3        The provisions of this Section 12 shall survive Closing for an indefinite period and shall be enforceable by Buyer by all available legal remedies. Buyer shall be entitled to recover its attorneys’ fees and litigation costs in any successful action to enforce Current Owner’s or the Phase I Permit Holder’s requirements under this Section 12.

Section 13. Brokerage Commissions. Current Owner, Buyer and Seller each warrant and represent to the others that it has not employed a real estate broker or agent in connection with the transactions contemplated hereby. Each party agrees to indemnify and hold the others harmless from any loss or cost suffered or incurred by it as a result of such other entity’s representation herein being untrue. This Section 13 shall expressly survive the Closing hereunder.

Section 14. Notices.

Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U. S. registered or certified mail, return receipt requested, postage prepaid, or by electronic transfer (by e-mail of a letter in “pdf” format) to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

Seller:	tribridge co-invest 29, llc
c/o TriBridge Residential
1575 Northside Drive NW
Suite 200, Building 100
Atlanta, GA 30318
Attn: Bobby West
Telephone: 404-784-3454
E-mail: bobbyw@tribridgeresidential.com

With a copy to:	Nelson Mullins Riley &
Scarborough LLP
201 17th Street, Suite 1700
Atlanta, Georgia 30363
Attn: Eric R. Wilensky, Esq.
Telephone: 404-322-6469
E-mail: eric.wilensky@nelsonmullins.com

Current Owner:	TBR LAKE BOONE OWNER, LLC, AS TRUSTEE UNDER THE TBR LAKE BOONE TRUST AGREEMENT DATED DECEMBER 20, 2012
c/o TriBridge Residential
1575 Northside Drive NW
Suite 200, Building 100
Atlanta, GA 30318
Attn: Bobby West
Telephone: 404-784-3454
E-mail: bobbyw@tribridgeresidential.com

With a copy to:	Nelson Mullins Riley &
Scarborough LLP
201 17th Street, Suite 1700
Atlanta, Georgia 30363
Attn: Eric R. Wilensky, Esq.
Telephone: 404-322-6469
E-mail: eric.wilensky@nelsonmullins.com

Buyer:	Br-TBR Lake boone venture, llc
1575 Northside Drive NW
Suite 200, Building 100
Atlanta, GA 30318
Attn: Bobby West
Telephone: 404-784-3454
E-mail: bobbyw@tribridgeresidential.com

With a copy to:	Nelson Mullins Riley &
Scarborough LLP
201 17th Street, Suite 1700
Atlanta, Georgia 30363
Attn: Eric R. Wilensky, Esq.
Telephone: 404-322-6469
E-mail: eric.wilensky@nelsonmullins.com

With a copy to:	BLUEROCK REAL ESTATE, L.L.C.
712 Fifth Avenue, 9th Floor
New York, New York 10019
Attn: Michael Konig, Esq.
Telephone: 908-415-8869
E-mail: mkonig@bluerockre.com

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered by hand; (b) on the date mailed if sent by overnight express delivery or if sent by U.S. mail; or (c) on the date of transmission, if sent by electronic transfer device. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice sent by the law firm representing a party hereto, shall be deemed to be a notice sent by the party represented by said law firm.

Section 15. Miscellaneous.

15.1        Governing Law; Headings; Rules of Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without reference to the conflicts of laws or choice of law provisions thereof. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof. Each party hereby covenants that it has the power to enter into this Agreement, to perform its obligations under this Agreement and to complete the contribution of the Property as outlined herein. Each party covenants that it has taken all action necessary to authorize the execution and delivery of this Agreement, the performance by it of its obligations under this Agreement and the completion of the contribution of the Property as outlined herein. Each party covenants that the person signing this Agreement on its behalf is authorized to do so.

15.2        No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

15.3        Entire Agreement. This Agreement and the documents and agreements incorporated herein (including the Venture Agreement and the Cost-Share Agreement (as amended by the Cost-Share Agreement Amendment)) contain the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect. Except as specifically provided herein to the contrary, all disclaimers, waivers, releases, covenants, undertakings and obligations under this Agreement will survive the Disbursement Closing, and all representations and warranties contained in this Agreement will survive the Disbursement Closing for the Survival Period, and will not be merged into the Deed or other documents delivered pursuant to this Agreement.

15.4        Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns (subject to Section 11 above).

15.5        Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

15.6        Possession. Vacant possession of the Property shall be granted by Seller to BR-TBR Owner no later than the Disbursement Closing Date, subject only to the Permitted Title Exceptions.

15.7        Date For Performance. If the time period or date by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday in the State where the Land is located or of the Federal Government, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

15.8        Recording. Seller and Buyer agree that they will not record this Agreement and that they will not record a short form of this Agreement, except that Buyer or BR-TBR Owner may record a lis pendens in connection with a suit for special performance timely brought pursuant to Section 9.2.

15.9        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

15.10      Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

15.11      Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto, and superseding all prior negotiations, understandings and agreements of such parties. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

15.12      No Offer Until Executed. The submission of this Agreement to Buyer for examination or consideration does not constitute an offer to contribute the Property, and this Agreement shall become effective, if at all, only upon the full execution and delivery thereof by Buyer, Seller, Current Owner, Phase I Permit Entity, TriBridge and Bluerock Member.

15.13      Cooperation with Exchange. Buyer agrees to reasonably cooperate with Current Owner and Seller by executing such documents or taking such action as such entities reasonably request in connection with any tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) neither Buyer nor BR-TBR Owner shall be required to take title to any real property in connection with any such exchange; and (iii) neither Buyer nor BR-TBR Owner shall incur any costs or liability by reason of any such exchange. Current Owner and Seller agree to reasonably cooperate with Buyer by executing such documents or taking such action as Buyer (or BR-TBR Owner) reasonably requests in connection with any tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) Seller shall not be required to take title to any real property in connection with any such exchange; and (iii) Current Owner and Seller shall not incur any costs or liability by reason of any such exchange.

15.14      Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

15.15      Further Cooperation. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the contribution and conveyance of the Property to BR-TBR Owner.

15.16      Permits and Approvals. In connection with the Proposed Development upon the Property, TriBridge and the Phase I Permit Entity have made application for certain zoning approvals and land use permits that Buyer and BR-TBR Owner will need to complete the Proposed Development upon the Property. The table below contains the specific permit or approval and the party who made application for the same (or if having made application, has been granted the same) (collectively, the “Existing/Pending Approvals”:

Permit/Approval/Application	Party who has made application/secured approval	Approval Affects
Preliminary Subdivision Approval	TriBridge	Original Parcel
Pending Zoning Case (Site Plan Approval)	Phase I Permit Entity	Lots 1-6
Pending Infrastructure Permit	Phase I Permit Entity	Lots 1-6

TriBridge and the Phase I Permit Entity join in the execution of this Agreement to evidence their agreement to cooperate with Buyer and BR-TBR Owner following the Closing Date to allow BR-TBR Owner to avail itself of the Existing/Pending Approvals. To the extent an Existing/Pending Approval is assignable and only affects the Land (i.e. rather than an area that includes the Land as well as other portions of Current Owner’s Retained Land), then TriBridge or the Phase I Permit Entity, as applicable, shall assign the same to BR-TBR Owner at the Disbursement Closing. To the extent an Existing/Pending Approval is not assignable or otherwise affects an area that includes the Land as well as other portions of Current Owner’s Retained Land, then TriBridge or the Phase I Permit Entity, as applicable, shall take all steps necessary (at such entity’s sole expense) to ensure that BR-TBR Owner may avail itself of such Existing/Pending Approval after the Disbursement Closing in connection with the Proposed Development of the Property, but shall have no obligation to assign to BR-TBR Owner such Existing/Pending Approval. This Section 15.16 shall survive the Closing for an indefinite period and shall be enforceable by Buyer or BR-TBR Owner by all available legal remedies. Buyer shall be entitled to recover its attorneys’ fees and litigation costs in any successful action to enforce TriBridge’s or the Phase I Permit Holder’s requirements under this Section 15.16.

15.17      Joint and Several Liability. Seller and Current Owner hereby acknowledge and agree that Current Owner and Seller shall be jointly and severally liable for the indemnities, obligations and liabilities under and pursuant to Sections 7.7, 7.8, 9.2, 9.3 and 13 hereof.

[SIGNATURES PROVIDED ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its authorized signatory, effective as of the Contract Date.

SELLER:

TRIBRIDGE CO-INVEST 29, LLC,
a Georgia limited liability company

By:	TriBridge Investments II, LLC, a Georgia limited liability company, its Manager and Class B Member

	By:	/s/ Robert H. West
		Name:	Robert H. West
		Title:	Authorized Signatory

Current Owner hereby joins in the execution of this Agreement with respect to its representations and warranties set forth in Section 7 (and elsewhere) of this Agreement, and to evidence its agreement to perform its covenants and obligations as identified in the Agreement.

TBR LAKE BOONE OWNER, LLC,
A GEORGIA LIMITED LIABILITY COMPANY, AS TRUSTEE UNDER THE TBR LAKE BOONE TRUST AGREEMENT, DATED DECEMBER 20, 2012

By:	TriBridge Co-Invest 10, LLC,
a Georgia limited liability company, its Sole Member

	By:	JLC Southeast Investments, LLC, as its Manager

	By:	/s/ Robert H. West
	Name:	Robert H. West
	Title:	Authorized Signatory

BUYER:

BR-TBR LAKE BOONE NC VENTURE, LLC, a Delaware limited liability company

By:	BR LAKE BOONE JV MEMBER, LLC, a Delaware limited liability company. its co-Manager

	By:	Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company, its Manager

		By:	BR SOIF II Manager, LLC, a Delaware limited liability company, its Manager

			By:	/s/ Michael Konig
			Name:	Michael Konig
			Title:	Authorized Signatory

By:	TRIBRIDGE CO-INVEST 29, LLC, a Georgia limited liability company, its co-Manager

	By:	TriBridge Investments II, LLC, a Georgia limited liability company, its Manager and Class B Member

		By:	/s/ Robert H. West
		Name:	Robert West
		Title:	Authorized Signatory

Bluerock Member hereby joins in the execution of this Agreement with respect to its rights and obligations hereunder as to the Earnest Money.

BR LAKE BOONE JV MEMBER, LLC,
a Delaware limited liability company

By:	Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company, its Manager

	By:	BR SOIF II Manager, LLC, a Delaware limited liability company, its Manager

		By:	/s/ Michael Konig
		Name:	Michael Konig
		Title:	Authorized Signatory

TriBridge and the Phase I Permit Entity hereby join in the execution of this Agreement to evidence their agreement to perform their respective covenants and obligations as identified in the Agreement, including, without limitation, those set forth in Sections 7.17, 7.18, 12 and 15.16 herein.

TRIBRIDGE RESIDENTIAL, LLC,
a Georgia limited liability company

By:	/s/ Robert H. West
Name:	Robert West
Title:	Authorized Signatory

LBT APARTMENT PHASE I OWNER, LLC,
a North Carolina limited liability company

By:	TriBridge Residential, LLC, a Georgia limited liability company, its sole member

	By:	/s/ Robert H. West
	Name:	Robert West
	Title:	Authorized Signatory

EXHIBIT A

LEGAL DESCRIPTION OF ORIGINAL PARCEL

EXHIBIT B-1

PRELIMINARY SUBDIVISION PLAT

EXHIBIT B-2

METES AND BOUNDS LEGAL DESCRIPTION OF LOTS 5 & 6

LOT 5

Beginning at the intersection of the common property line of Lot 2 and Lot 5 and the proposed western right of way of Landmark drive for the Point of Beginning; thence with said common property line North 90°00'00" West a distance of 206.82 feet to a point; thence South 42°51'56" West a distance of 53.07 feet to a point; thence South 42°51'56" West a distance of 11.70 feet to a point; thence South 90°00'00" West a distance of 167.04 feet to a point; thence North 90°00'00" West a distance of 148.75 feet to a point on the common property line of Rex Hospital, Inc.; thence with said common property line North 02°02'27" West a distance of 123.67 feet to a point; thence North 01°27'47" East a distance of 67.99 feet to a point; thence North 01°46'30" East a distance of 229.73 feet to a point; thence leaving said common line North 89°41'51" East a distance of 191.82 feet to a point; thence North 60°48'38" East a distance of 5.84 feet to a point; thence North 73°01'16" East a distance of 6.77 feet to a point; thence North 89°12'09" East a distance of 3.91 feet to a point; thence North 88°22'36" East a distance of 2.52 feet to a point; thence North 72°01'11" East a distance of 7.90 feet to a point; thence North 71°41'16" East a distance of 2.53 feet to a point; thence North 61°01'39" East a distance of 26.49 feet to a point; thence North 37°58'10" East a distance of 13.14 feet to a point; thence North 44°40'07" East a distance of 1.30 feet to a point; thence North 66°56'39" East a distance of 8.53 feet to a point; thence North 88°37'38" East a distance of 19.21 feet to a point; thence North 59°35'06" East a distance of 43.12 feet to a point; thence North 88°42'05" East a distance of 29.61 feet to a point; thence North 69°11'56" East a distance of 11.97 feet to a point; thence North 58°48'14" East a distance of 6.44 feet to a point; thence North 54°24'57" East a distance of 8.12 feet to a point; thence North 60°36'33" East a distance of 32.51 feet to a point; thence North 38°25'21" East a distance of 4.45 feet to a point; thence North 24°19'31" East a distance of 7.67 feet to a point; thence South 83°46'51" East a distance of 9.55 feet to a point; thence North 83°26'13" East a distance of 21.80 feet to a point; thence North 82°45'29" East a distance of 16.12 feet to a point; thence North 74°15'03" East a distance of 2.78 feet to a point; thence North 51°04'07" East a distance of 15.01 feet to a point; thence North 89°50'43" East a distance of 12.92 feet to a point; thence South 54°59'54" East a distance of 17.05 feet to a point; thence South 18°25'25" East a distance of 5.90 feet to a point; thence South 05°29'37" West a distance of 8.08 feet to a point; thence South 43°32'19" East a distance of 7.58 feet to a point; thence North 77°37'40" East a distance of 3.09 feet to a point; thence North 70°21'51" East a distance of 11.09 feet to a point; thence North 81°04'41" East a distance of 12.50 feet to a point; thence North 76°21'01" East a distance of 18.23 feet to a point; thence North 79°21'31" East a distance of 39.37 feet to a point; thence South 02°48'05" West a distance of 58.07 feet to a point; thence South 87°13'57" East a distance of 5.00 feet to a point on the proposed western right of way of Landmark Drive; thence with said proposed right of way South 02°46'03" West a distance of 416.99 feet to the Point of Beginning, containing 258,505 square feet or 5.93 acres.

LOT 6

Beginning at the intersection of the common property line of Lot 1 and Lot 6 and the proposed eastern right of way of Landmark Drive for the Point of Beginning; thence with said proposed right of way North 02°46'03" East a distance of 344.92 feet to a point; thence leaving said proposed right South 87°13'57" East a distance of 5.00 feet to a point; thence North 02°46'03" East a distance of 70.52 feet to a point; thence South 87°00'00" East a distance of 139.41 feet to a point on the common property line of Meredith Partners LLC.; thence with said common property line South 02°47'30" West a distance of 415.46 feet to a point on the common property line of Lot 1; thence with said common property line North 87°00'00" West a distance of 144.24 feet to the Point of Beginning, containing 59,607 square feet or 1.37 acres.

EXHIBIT B-3

SUBDIVISION APPROVAL FROM CITY OF RALEIGH

EXHIBIT C

FORM OF EARNEST MONEY AND DOCUMENT ESCROW AGREEMENT

See attached.

EXHIBIT D

RESERVED

EXHIBIT E

FORM OF DEED

Excise Tax $_____	Recording Time, Book and Page

Parcel Identifier No. _____________

Verified by __________ County on the ___ day of , 2015; By: ___________________________________

Mail after recording to Grantee

This instrument was prepared by:

Brief Description for the index

NORTH CAROLINA SPECIAL WARRANTY DEED

THIS DEED made this ____ day of _________, 20______, by and between

GRANTOR ______________________ Mailing Address: ______________________ ______________________	GRANTEE ______________________ Mailing Address: ______________________ ______________________
Enter in appropriate block for each party: name, address, and, if appropriate, character of entity, e.g., corporation or partnership.

The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors, and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that the Grantor, for a valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, transfer, bargain, sell and convey unto the Grantee in fee simple all that certain lot or parcel of land situated in the city of ___________, _____________ County, North Carolina and more particularly described as follows (the “Property”):

SEE ATTACHED EXHIBIT A FOR LEGAL DESCRIPTION

A map showing the parcel described above in Map Book _______, Page ______, of the ___________ County Public Registry.

The Property herein conveyed does not include the primary residence of a Grantor.

The Property hereinabove described was acquired by Grantor by instrument recorded in Book _____ at Page ______, _________________ County Public Registry.

TO HAVE AND TO HOLD the aforesaid Property and all privileges and appurtenances thereto belonging to the Grantee in fee simple forever.

And the Grantor covenants with the Grantee that Grantor is seized of the Property in fee simple, has the right to convey the same in fee simple and has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor.

This conveyance is SUBJECT TO all restrictions, conditions, reservations, easements and other matters of record and ad valorem taxes for the current and subsequent years.

IN WITNESS WHEREOF, the Grantor has duly executed the foregoing as of the day and year first above written.

_______________________

By:
Name:
Title:

State of __________________ – County of _________________

I, the undersigned, a Notary Public of the County and State aforesaid, certify that _______________________, personally appeared before me this day and acknowledged that he is the __________ of _________________, a _____________________, and that by authority duly given and as the act of the limited partnership, he executed of the foregoing instrument.

Witness my hand and official seal, this the _____ day of ____________, 20___.

Notary Public

printed name of Notary

My Commission Expires:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT F

FORM OF AFFIDAVIT OF TITLE

OWNER AFFIDAVIT AND INDEMNITY AGREEMENT

(NO RECENT IMPROVEMENTS)

PARTIES: All parties identified in this section must execute this Agreement.

Owner:

(NOTE: There can be more than one Owner if the Property has been owned by multiple parties or has been conveyed within the 120-Day Lien Period. A separate Agreement is required for each successive owner in the 120-Day Lien Period.)

PROPERTY: See Exhibit A attached hereto.

DEFINITIONS: The following capitalized terms as used in this Agreement shall have the following meanings:

•	Improvement: All or any part of any building, structure, erection, alteration, demolition, excavation, clearing, grading, filling, trees and shrubbery, driveways, and private roadways on the Property as defined below.
•	Labor, Services or Materials: Labor or professional design (including architectural, engineering, landscaping) or surveying services or materials or rental equipment for which a lien can be claimed under NCGS Chapter 44A, Article 2.
•	Contractor: Any person or entity who has performed or furnished or has contracted to perform or furnish Labor, Services or Materials pursuant to a contract, either express or implied, with the Owner of real property for the making of an Improvement thereon. (Note that services by architects, engineers, landscapers, surveyors, furnishers of rental equipment and contracts for construction on Property of Improvements are often provided before there is visible evidence of construction.)
•	120-Day Lien Period: The 120 days immediately preceding the date of this Agreement.
•	Owner: Any person or entity, as defined in NCGS Chapter 44A, Article 2, who has or has had any interest in the Property within the 120-Day Lien Period. For the purposes of this Agreement, the term Owner includes: (i) a landlord of the Property; (ii) a person with rights to purchase the Property under a contract and for whom an Improvement is made and who ordered the Improvement to be made; and (iii) the Owner’s successors in interest and agents of the Owner acting within their authority.
•	Company: The title insurance company providing the title policy for the transaction contemplated by the parties herein.
•	Property: The real estate described above and on Exhibit A and any leaseholds, tenements, hereditaments, and improvements placed thereon.
•	Land: The parcel or parcels of real property on which the Improvements are located and known as: _______________.
•	All defined terms shall include the singular or plural as required by context.

AGREEMENT: For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as an inducement to the purchase of the Property by _____________________ and the issuance of a title insurance policy or policies by Company insuring title to the Property without exception to liens for Labor, Services or Materials; Owner first being duly sworn, deposes, says and agrees:

1.          Certifications: Owner certifies that at no time during the 120-Day Lien Period have any Labor, Services or Materials been furnished in connection with a contract with Owner, express or implied, for Improvements to the Property (including architectural, engineering, landscaping or surveying services or materials or rental equipment that have not been paid for which a lien can be claimed under NCGS Chapter 44A) nor have any Labor, Services or Materials been furnished on the Property prior to the 120-Day Lien Period that will or may be completed after the date of this affidavit other than repairs and/or alterations to pre-existing Improvements have been made and Owner certifies such repairs and/or alterations have been completed and those providing Labor, Services or Materials for the repairs have been paid in full. The Owner further certifies that no Mechanics Lien Agent has been appointed.

2.          Reliance and Indemnification: This Agreement may be relied upon by the purchaser in the purchase of the Property, a lender to make a loan secured by a deed of trust encumbering the Property and the Company in issuance of a title insurance policy or policies insuring title to the Property without exception to matters certified in this Agreement. The provisions of this Agreement shall survive the closing of this transaction and shall be binding upon Owner and anyone claiming by, through or under Owner.

3.          Entire Agreement: This Agreement and any attachments hereto represent the entire agreement between the Owner and the Company, and no prior or contemporaneous agreement or understanding inconsistent herewith (whether oral or written) pertaining to such matters is effective.

No modification of this Agreement, and no waiver of any of its terms or conditions, shall be effective unless made in writing and approved by the Company.

4.          As to possession: Owner certifies that there are no tenants in possession of the Property.

THIS AFFIDAVIT IS EXPRESSLY LIMITED TO THOSE CLAIMS ARISING OUT OF OR RELATED TO SERVICES, LABOR, OR MATERIALS REQUESTED BY OR CONTRACTED FOR BY THE OWNER AND SHALL SPECIFICALLY EXCLUDE CLAIMS ARISING OUT OF OR RELATED TO ACTS OF OR DIRECTED BY TENANTS OR PURCHASER OR ITS AGENTS OR CONTRACTORS.

[SIGNATURE AND NOTARIAL ACKNOWLEDGMENT PAGE FOLLOWS]

PROVIDING A FALSE AFFIDAVIT IS A CRIMINAL OFFENSE
EXECUTION BY OWNER
(Affix Official/Notarial Seal)
_______________________, a ________________________	State of _____________ County of _______________
Signed and sworn to (or affirmed) before me this day by
By: _____________________________________________	____________________________________________
Printed or Typed Name/Title: _________________________	____________________ [insert name(s) of principal(s)].
Date: __________________________
By: _____________________________________________
Printed or Typed Name/Title: _________________________	_________________________________, Notary Public
My Commission Expires: ________________________

Exhibit A to Title Affidavit

Legal Description

EXHIBIT G

LITIGATION AFFECTING THE PROPERTY

EXHIBIT H

FORM OF NON-FOREIGN AFFIDAVIT

NON-FOREIGN AFFIDAVIT

The undersigned deponent (the “Deponent”), having personally appeared before the undersigned notary public and first having been duly sworn according to law, deposes and says under oath as follows:

1.            Deponent is presently a ____________ of ____________________, a _______________________________ (the “Seller”).

2.            In such capacity, the Deponent has personal knowledge of the facts sworn to in this affidavit and such facts are true and correct.

3.            The Seller is the owner of certain real estate, a description of which is set forth on Exhibit A attached hereto and made a part hereof, together with all fixtures, improvements, easements and appurtenances related thereto (collectively, the “Property”).

4.            Deponent understands that Section 1445 of the United States Internal Revenue Code of 1986 (as amended, the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a “foreign person” (as defined in the Code). For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [BUYER Name: ______________________, a ____________________ (the “Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by the Seller, Deponent hereby certifies the following:

(a)          The Seller is not a “non-resident alien” for purposes of United States income taxation or otherwise a “foreign person,” as defined in Section 1445 of the Code.

(b)          The Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Code.

(c)          The Seller’s United States taxpayer identification number is ______________________.

(d)          The address (and, if different, the mailing address) of the Seller is ____________________________.

(e)          The Seller owns 100% of the aforesaid Property.

(f)          Deponent is making this Affidavit pursuant to the provisions of Section 1445 of the Code in connection with the conveyance of the real property described on Exhibit A, attached hereto and incorporated herein by reference, by the Seller to Transferee, which conveyance constitutes the disposition by the Seller of a United States real property interest, for the purpose of establishing that Transferee is not required to withhold tax pursuant to Section 1445 of the Code in connection with such disposition.

(g)          Deponent acknowledges that this Affidavit may be disclosed to the Internal Revenue Service by Transferee, that this Affidavit is made under penalty of perjury, and that any false statement made herein could be punished by fine, imprisonment or both.

5.             Under penalty of perjury, I declare that I have examined the foregoing Affidavit and hereby certify that it is true, correct and complete and I further declare that I have the authority to make this affidavit and the certifications contained herein on behalf of the Seller.

Certified, sworn to and subscribed before me this ___ day of ____________, 2015.

Notary Public	Name:

My Commission Expires:

(NOTARIAL SEAL)

EXHIBIT I

FORM OF CLOSING CERTIFICATE

Closing Certificate of Current Owner, Seller and Phase I Permit Entity

THIS CLOSING CERTIFICATE is made as of _________________ ___, 2015 by each of TBR Lake Boone Owner, LLC, a Georgia limited liability company, as Trustee under the TBR Lake Boone Trust Agreement dated December 20, 2012 (“Current Owner”), TriBridge Co-Invest 29, LLC, a Georgia limited liability company (“Seller”) and LBT Apartment Phase I Owner, LLC, a North Carolina limited liability company (“Phase I Permit Entity”), in favor of BR-TBR Lake Boone NC Venture, LLC and BR-TBR Lake Boone NC Owner, each a Delaware limited liability company (collectively, the “Buyer”).

Current Owner and Seller each hereby certifies to Buyer that the representations and warranties of each of Current Owner and Seller set forth in Sections 7, 12.2, and 13 of that certain Contribution Agreement between Seller and Buyer (the “Agreement”) dated as of October 30, 2015, are true and correct in all material respects as of the date hereof, except as to the following:

[Update at Disbursement Closing]

Phase I Permit Entity hereby certifies to Buyer that the representations and warranties of Phase I Permit Entity set forth in Sections 7, 12.2 and 15.15 of the Agreement are true and correct in all material respects as of the date hereof, except as to the following:

[Update at Disbursement Closing]

The representations and warranties set forth in Section 7 of the Agreement, as updated by this Closing Certificate, will survive for the periods set forth in the Agreement.

This certificate is delivered pursuant to Section 8.3.7 of the Agreement.

[SIGNATURES ON FOLLOWING PAGES]

CURRENT OWNER:

TBR LAKE BOONE OWNER, LLC, A GEORGIA LIMITED LIABILITY COMPANY, AS TRUSTEE UNDER THE TBR LAKE BOONE TRUST AGREEMENT, DATED DECEMBER 20, 2012

By:	TriBridge Co-Invest 10, LLC, a Georgia limited liability company, its Sole Member

	By:	JLC Southeast Investments, LLC, as its Manager

By:
Name:
Title:

SELLER:

TRIBRIDGE CO-INVEST 29, LLC,
a Georgia limited liability company

By:	TriBridge Investments II, LLC, a Georgia limited liability company, its Manager and Class B Member

By
Name:
Title:

PHASE I PERMIT ENTITY:

LBT APARTMENT PHASE I OWNER, LLC,
a North Carolina limited liability company

By:	TriBridge Residential, LLC, a Georgia limited liability company, its sole member

By:
Name:
Title:

EXHIBIT J

Supplement to SELLER AND CURRENT OWNER DeliVeries

•	Survey – boundary
•	Survey – topography
•	Survey - tree
•	Environmental – phase 1, asbestos
•	Environmental – all other environmental information regarding the property, no further action letter, etc
•	Geotech reports, test pit reports and other Geological reports
•	The most recently obtained boundary surveys and topographical surveys of the Property
•	Zoning ordinance or zoning confirmation letter
•	Utility availability letters (water, sewer, electricity, gas)
•	Copies of all ad valorem tax statements for the Property for the current year; and
•	Copies of all architectural and engineered drawing provided by designers, engineers and architects
•	Copies of easements on property